UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BANCORPSOUTH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

March 21, 2014

TO THE SHAREHOLDERS OF

BANCORPSOUTH, INC.:

On Wednesday, April 23, 2014, at 9:00 a.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. You are cordially invited to attend and participate in the meeting.

Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about BancorpSouth and the matters to be addressed at the annual meeting.

Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in one of the following ways:

•	Use the Internet at the website shown on your proxy card;

•	Use the telephone number shown on your proxy card; or

•	Complete, sign, date and return your proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the attached Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

I look forward to seeing you at this year’s annual meeting.

Sincerely,

JAMES D. ROLLINS III
Chief Executive Officer

Enclosures:

1. Proxy Card and Business Reply Envelope

2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY

COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 23, 2014

TO THE SHAREHOLDERS OF

BANCORPSOUTH, INC.:

The annual meeting of shareholders of BancorpSouth, Inc. will be held on Wednesday, April 23, 2014, at 9:00 a.m. (Central Time) at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 for the following purposes:

(1)	To elect five directors;

(2)	To conduct an advisory vote on the compensation of our named executive officers; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 7, 2014 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

JAMES D. ROLLINS III
Chief Executive Officer

March 21, 2014

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

i

ii

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 on April 23, 2014, at 9:00 a.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Annual Report to Shareholders and proxy card are first being sent to shareholders on or about March 21, 2014.

If a proxy is properly given by a shareholder of record and not revoked, it will be voted in accordance with the instructions provided, if any, and if no instructions are provided, it will be voted:

•	“FOR” the election as directors of the nominees listed in this Proxy Statement;

•	“FOR” the approval of the compensation of our Named Executive Officers (as identified in the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table”) as disclosed in this Proxy Statement; and

•	In accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning the enclosed proxy card, but not by more than one method. If a shareholder votes by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. A shareholder who votes by proxy using any method before the annual meeting has the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person. For a general description of how votes will be counted, please refer to the section below entitled “GENERAL INFORMATION – Counting of Votes.”

Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy to vote submitted by Internet or telephone has the same validity as one submitted by mail. To submit a proxy to vote by Internet, access the website https://www.rtcoproxy.com/bxs, enter the nine-digit control number found on the enclosed proxy card and follow the instructions on the website. To submit a proxy to vote by telephone, call toll free 1-855-652-7335, enter the nine-digit control number on the enclosed proxy card and follow the instructions. A proxy to vote by Internet or telephone may be submitted at any time until 2:00 a.m. (Central Time) on April 23, 2014 and either method should only require a few minutes to complete. To submit a proxy to vote by mail, complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

If shares are held in “street name” through a broker, bank or other holder of record, the beneficial holder will receive instructions from the registered holder that must be followed in order for the shares to be voted on behalf of the beneficial holder. Each method of voting listed above is offered to shareholders who own their shares through a broker, bank or other holder of record. If a beneficial holder provides specific voting instructions, the shares will be voted as instructed and as the proxy holders may determine within their discretion with respect to any other matters that may properly come before the annual meeting.

The close of business on March 7, 2014 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value per share, of which 95,832,248 shares were outstanding, and 500,000,000 authorized shares of preferred stock, $0.01 par value per share, of which no shares were outstanding. Each share of our common stock is entitled to one vote. The common stock is our only outstanding class of voting stock. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Our Restated Articles of Incorporation, as amended, provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the holders of shares of our common stock represented at a meeting at which a quorum is present. The holders of our common stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast only one vote per share for each nominee.

Our Amended and Restated Bylaws, as amended, provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from than votes “for” his or her election must promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider any such resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will act on any such recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the shareholder vote.

Unless a proxy specifies otherwise, the persons named in the proxy shall vote the shares covered by the proxy for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Nominees

The Board of Directors has nominated the five individuals named below in the sections entitled “– Class II Nominees – Term Expiring in 2017” and “– Class I Nominees – Term Expiring in 2015” to serve until the annual meeting of shareholders in 2017 or 2015, respectively, or until their earlier retirement in accordance with our retirement policy for directors or otherwise. Assuming the election of the five director nominees at the annual meeting of shareholders, the Board of Directors will consist of 14 members with seven Class I directors, three Class II directors and four Class III directors.

Our retirement policy for directors provides that a director may not stand for re-election to the Board of Directors after reaching his or her 70th birthday, unless the Board of Directors determines that we would significantly benefit from such director serving another term because of his or her advice, expertise and influence. Each of W. G. Holliman, Jr. and Turner O. Lashlee, whose current terms expire this year, has already reached his 70th birthday. The Board of Directors has determined that we would significantly benefit from the services of each of Messrs. Holliman and Lashlee and approved each of their nominations for election at the annual meeting of shareholders for an additional one-year term.

At the end of a director’s term, the Board may, in its discretion, re-nominate that director for another term. If, after a director’s 70th birthday, the Board of Directors does not nominate the director for another term or the director is not re-elected by our shareholders, such director would then serve as a Director Emeritus for a one-year term and be eligible for re-election as a Director Emeritus by the Board annually. A Director Emeritus does not have the authority of a director and does not meet with the Board, but is given this title in honor of past service.

Each nominee has consented to be a candidate and to serve as a director if elected.

The biographies below show the name, age, principal occupation and directorships with other public companies held by each of the nominees designated by the Board of Directors for election as a director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills that led to the Nominating and Corporate Governance Committee’s conclusion that each nominee should serve as one of our directors.

Class II Nominees – Term Expiring in 2017

Warren A. Hood, Jr., age 62, serves as the Chairman of the Board and Chief Executive Officer of Hood Companies, Inc., which has three separate divisions with 60 manufacturing and distribution sites throughout the United States, Canada and Mexico. Hood Companies’ products include lumber, plywood, insulated sheathing, roof insulation, commercial and residential asphalt roofing products and industrial and consumer packaging. These products are currently marketed in North America, the Caribbean and Western Europe.

Mr. Hood has served on our Board of Directors since 2011 and has served as a director of BancorpSouth Bank since 2007. Mr. Hood has been a director of Southern Company (NYSE: SO) since 2007 and is a member of its audit committee. Mr. Hood has served and continues to serve on numerous community and philanthropic boards. He is a former director of First American Corporation and also its subsidiary, First American National Bank. Mr. Hood served as a director of Mississippi Power Company from 2004 to 2007 and as a director of Deposit Guaranty Corporation from 1990 until its merger into First American Corporation in 1998. Mr. Hood qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Hood brings to the Board a wealth of governance and strategic planning experience, as well as skills navigating financial statements and financial disclosure issues, gained through his service on the board and the audit committee of another New York Stock Exchange listed company. He also possesses significant and important institutional knowledge and an understanding of financial services industry issues through his service as a director of BancorpSouth Bank.

Alan W. Perry, age 66, is an attorney with the law firm Forman Perry Watkins Krutz & Tardy LLP. Mr. Perry is a member of the Board of Trustees of Mississippi Institutions of Higher Learning and a Trustee of The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation, charitable foundations with the primary purpose of supporting colleges and universities in Mississippi. He is a former member of the Standing Committee on Rules of Practice and Procedure of the Judicial Conference of the United States and served as Law Clerk to Judge Charles Clark, United States Court of Appeals, Fifth Circuit. Mr. Perry has served on our Board of Directors since 1994.

The Board of Directors believes that Mr. Perry brings a wealth of legal, governance and risk management skills to the Board, gained both as a board member and as an attorney representing corporate boards.

Thomas H. Turner, age 57, is Vice Chairman and President of Turner Industries Group, L.L.C, a private company that provides a single vendor solution in heavy industrial construction, maintenance, pipe, module and vessel fabrication, equipment, rigging and heavy hauling, and associated specialty services. He has served on the Boards of the Louisiana Associated Builders & Contractors, Corrective Legislation Association, Louisiana Right-to-Work Committee, Capital Area United Way, Gulf Coast Conservation Association, Louisiana Arts & Science Museum, Woman’s Hospital, Chairman of the Baton Rouge Area Foundation, Nature Conservancy Board of Trustees, International Board of Young Presidents Organization and the Louisiana Chapter Board of the Young Presidents Organization. He is a member of the Alexis de Tocqueville Society, World Presidents’ Organization and Chief Executives Organization. Mr. Turner has served on our Board of Directors since 2013.

The Board of Directors believes that Mr. Turner brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important in light of the composition of our loan portfolio.

Class I Nominees – Term Expiring in 2015

W. G. Holliman, Jr., age 76, is the Managing Member of Five Star, LLC, a family investment management company. Mr. Holliman serves as a director of North Mississippi Health Services, Inc. Mr. Holliman is also a minority owner in a commercial construction business. He has served on our Board of Directors since 1994. Mr. Holliman qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

The Board of Directors believes that Mr. Holliman brings entrepreneurial and business-building skills and experience to the Board, having previously served as Chief Executive Officer for a New York Stock Exchange listed company. His institutional knowledge and longstanding Board service have been valuable to the Board.

Turner O. Lashlee, age 77, is the Chairman of the Board of Lashlee-Rich, Inc., a general construction company. Mr. Lashlee has almost 50 years of bank board experience. Mr. Lashlee has been in the commercial and industrial construction business for over 50 years and has served on our Board of Directors since 1992.

The Board of Directors believes that Mr. Lashlee brings a vast amount of knowledge regarding banking to the Board as a result of his many years of experience in the financial services industry with several banking organizations. He also has a wealth of experience in risk assessment from his long tenure in the commercial and industrial construction business.

Continuing Directors

Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his or her term. Shareholders are not voting this year on the election of the Class I or Class III directors listed below. The biographies below show the name, age, principal occupation and directorships with other public companies held by each continuing director. We have also provided a brief discussion of the specific experience, qualifications, attributes or skills for each of the continuing directors that led to the selection of each of these individuals for our Board of Directors.

Class I Directors – Term Expiring in 2015

James E. Campbell III, age 64, is the Chief Executive Officer of H+M Company, Inc., a company that provides engineering and construction-related services with aggregate annual sales of $500 million and employs over 600 individuals. Mr. Campbell’s experience in retail distribution, institutional and heavy industrial projects in all areas of the United States provides him with insight into the areas of asset quality, particularly real estate development and construction risk, trust and brokerage, insurance and personnel. Mr. Campbell has been a member of our Board of Directors since 2008.

Mr. Campbell brings executive decision-making and risk assessment skills to the Board as a result of his experience in the construction industry. His experience in real estate development and construction is especially important in light of the composition of our loan portfolio.

Hassell H. Franklin, age 78, is the Chief Executive Officer and founder of Franklin Corporation, one of the largest privately owned furniture manufacturers in the United States. He is Past Chairman of the American Furniture Manufacturers Association and serves as a director of North Mississippi Health Services, Inc. Mr. Franklin has served on our Board of Directors since 1974.

Mr. Franklin brings extensive leadership and strategic planning experience to the Board through his role as the Chief Executive Officer and founder of a large manufacturing company. His institutional knowledge and long tenure on the Board make him a valuable member of the Board.

Keith J. Jackson, age 49, is the President of Positive Atmosphere Reaches Kids, a non-profit organization founded by Mr. Jackson in 1993 that is headquartered in Little Rock, Arkansas and works with at-risk youth to provide positive reinforcement for success. In addition, Mr. Jackson is currently an announcer for International Sports Properties for Arkansas Razorback football. He has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank since 2007.

Mr. Jackson brings valuable leadership and civic involvement to the Board. Having served on the board of BancorpSouth Bank for approximately seven years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Robert C. Nolan, age 72, is Chairman of the Board of Deltic Timber Corporation (NYSE: DEL), a publicly held timber production company. Mr. Nolan is also Managing Member of Munoco Company L.C., a family-owned oil and gas exploration and production company. Mr. Nolan has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1982.

Mr. Nolan brings to the Board valuable knowledge and strategic planning experience from his service as the Chairman of the Board of a New York Stock Exchange listed company. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

W. Cal Partee, Jr., age 69, is the managing partner of P1 Oil and Gas LLC, an oil and gas investment company. He was formerly a senior partner of Partee Flooring Mill, LLP, an oil and lumber production company, responsible for its daily operation of business and timber and land investments for approximately 40 years. Mr. Partee has served on our Board of Directors since our merger with First United Bancshares, Inc. in 2000, and had served on the Board of Directors of First United Bancshares since 1983.

Mr. Partee brings entrepreneurial business knowledge and experience to the Board through his management of a company with numerous employees and the supervision of multi-million dollar budgets. He also possesses banking knowledge through his service as a director of a predecessor banking organization.

Class III Directors – Term Expiring in 2016

Gus J. Blass III, age 62, is the General Partner of Capital Properties, LLC, an investment management company with which he has been associated for over 30 years. Mr. Blass is a director of Heatwurx, Inc. (OTC BB: HUWX) and serves on its audit committee. He also serves as a director of a number of non-public companies, including Bear State Financial Holdings, LLC and U.S. Bentonite, Inc. In addition, he serves on the board of a number of non-profit organizations, such as the St. Vincent Development Foundation and Positive Atmosphere Reaches Kids. Mr. Blass has served on our Board of Directors since 2012 and on the Board of Directors of BancorpSouth Bank, our wholly-owned subsidiary, since 2004.

Mr. Blass brings business knowledge and experience in real estate development to the Board. Having served on the board of BancorpSouth Bank for approximately ten years, he also possesses significant and important institutional knowledge and an understanding of financial services industry issues.

Larry G. Kirk, age 67, served as the Chairman of the Board and Chief Executive Officer from 1996 to 2005 of Hancock Fabrics, Inc., a publicly held fabric retailer and wholesaler, and as the President and Chief Financial Officer of Hancock Fabrics from 1989 to 1996. In addition, Mr. Kirk has served as the Chairman of several non-profit community organizations, such as Community Development Foundation and CREATE, Inc. He also serves as a director of Health Link, Inc. and Acclaim, Inc. Mr. Kirk has served on our Board of Directors since 2002 and currently serves as Chairman of the Audit Committee, a position he has held since 2003. Mr. Kirk qualifies as an “audit committee financial expert” as defined under Securities and Exchange Commission rules.

Mr. Kirk brings financial expertise and public accounting knowledge to the Board. He also possesses practical business experience as the former Chief Financial Officer and then Chief Executive Officer of a public company.

Guy W. Mitchell III, age 70, is an attorney with the law firm Mitchell, McNutt & Sams, P.A. Mr. Mitchell has been active in the practice of law since 1972. He has continually served on the Board of Directors of his law firm since 1976. During the course of his career, Mr. Mitchell has advised numerous corporate clients concerning the risks involved in the operation of their businesses, industries, partnerships and associations. He has served on the Board of Directors of North Mississippi Health Services, Inc., North Mississippi Medical Center, Inc., Community Development Foundation and CREATE, Inc., where his duties were in the areas of analyzing financial results of operations, setting budgets, reviewing and approving compensation plans, and risk assessment. Mr. Mitchell has represented the City of Tupelo, Mississippi as general counsel for over 30 years. Mr. Mitchell has served on our Board of Directors since 2003.

Mr. Mitchell brings to the Board an extensive background in law, executive decision making and risk assessment skills resulting from his experience as an attorney and as a board member of numerous companies and charitable organizations.

James D. Rollins III, age 55, has served as our Chief Executive Officer since November 2012. Prior to that, he served as President and Chief Operating Officer of Prosperity Bancshares, Inc., headquartered in Houston, Texas, and director of Prosperity Bancshares from 2006 to 2012. Mr. Rollins served as Senior Vice President of Prosperity Bancshares from 2001 until 2006, and became President of Prosperity Bank in 2005. He served as Executive Vice President of Prosperity Bank from 2002 to 2004 and President of the Matagorda Banking Centers of Prosperity Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas.

Mr. Rollins brings to the Board valuable banking knowledge from his years of service in the financial services industry, particularly his experience on the senior management team and as a director of a public bank holding company.

Each of the nominees and continuing directors has had the principal occupation indicated for more than five years unless otherwise indicated.

Required Vote

Assuming the presence of a quorum, directors will be elected by a plurality of the votes cast by the holders of shares of common stock represented at the annual meeting.

The Board of Directors recommends that shareholders vote “FOR” each of the five nominees.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and the rules thereunder, we are asking our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described below in the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

As described in the “COMPENSATION DISCUSSION AND ANALYSIS” section below, our executive compensation program, a significant component of which is performance-based, is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Our Executive Compensation and Stock Incentive Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Our Board of Directors has adopted a policy requiring that certification of achievement of performance goals under the Amended and Restated Executive Performance Incentive Plan and the Home Office Incentive Plan, and payment of the corresponding cash bonus payments, will occur upon the filing of our Annual Report on Form 10-K rather than upon the announcement of preliminary unaudited financial results. In addition, our Board of Directors has adopted the Executive Officer Incentive-Based Compensation Recovery Policy, which sets forth the conditions under which we may recover any excess incentive-based compensation paid or awarded to our executive officers.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION.”

As required by Section 14A of the Securities Exchange Act of 1934, as amended, and the rules thereunder, in connection with the 2011 annual meeting of shareholders we solicited an advisory vote by shareholders on the frequency with which the advisory vote on executive compensation would be solicited. As a result of our shareholders’ vote, on an advisory basis, the Board of Directors determined that we will hold an advisory vote on the compensation of the Named Executive Officers every three years until the next shareholder vote on the frequency of the advisory vote, which will occur at the annual meeting of shareholders in 2017.

Required Vote

If a quorum is present, the resolution to approve, on an advisory basis, the compensation of our Named Executive Officers will be approved if the votes cast for the resolution exceed the votes cast against the resolution.

Because your vote is advisory, it will not, be binding on the Board of Directors or the Executive Compensation and Stock Incentive Committee, override any decision made by the Board of Directors or the Executive Compensation and Stock Incentive Committee or create or imply any additional fiduciary duty of the Board of Directors or the Executive Compensation and Stock Incentive Committee. The Executive Compensation and Stock Incentive Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that shareholders vote “FOR”

the resolution to approve, on an advisory basis,

the compensation of our Named Executive Officers.

CORPORATE GOVERNANCE

Director Attendance at Board, Committee and Annual Meetings

During 2013, our Board of Directors held seven meetings. Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. We encourage our Board members to attend the annual meeting of shareholders. In 2013, all but three of our directors attended the annual meeting of shareholders. Messrs. Hood, Nolan and Perry were not present because of inclement weather.

Committees of the Board of Directors

The Board of Directors has established five standing committees – the Executive Committee, the Audit Committee, the Risk Management Committee, the Executive Compensation and Stock Incentive Committee, and the Nominating and Corporate Governance Committee. A copy of the charter of each of these committees, except for the Executive Committee, is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.”

The following table shows the current membership of each committee of the Board of Directors:

Director	Executive Committee	Audit Committee	Executive Compensation and Stock Incentive Committee	Nominating and Corporate Governance Committee	Risk Management
Gus J. Blass III*					X
James E. Campbell III*			X
Albert C. Clark*†
Hassell H. Franklin*	X		X	Chair
W. G. Holliman, Jr.*	X	X	Chair	X
Warren A. Hood, Jr.*		X
Keith J. Jackson*				X
James V. Kelley†	X
Larry G. Kirk*		Chair
Turner O. Lashlee*	X			X	X
Guy W. Mitchell III*	X				Chair
Robert C. Nolan*	X		X	X
W. Cal Partee, Jr.*		X
Aubrey B. Patterson†	Chair
Alan W. Perry*					X
James D. Rollins III	X
Thomas H. Turner*

*	Reflects an independent director. For more information, see the section below entitled “– Director Independence.”
†	Will not stand for re-election at the annual meeting of shareholders.

Executive Committee

The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs, except those matters enumerated in the charter of the Executive Committee and those matters reserved to the Board of Directors under state law. The Executive Committee held five meetings during 2013.

Audit Committee

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements and our financial reporting process and systems of internal controls;

•	Monitoring the work of the Audit Committee of BancorpSouth Bank;

•	Evaluating the independence and qualifications of our independent registered public accounting firm;

•	Evaluating the performance of our independent registered public accounting firm and our internal auditing department;

•	Providing an avenue of communication among our independent registered public accounting firm, management, our internal audit department, our subsidiaries and our Board of Directors; and

•	Selecting, engaging, overseeing, evaluating and determining the compensation of our independent registered public accounting firm.

This committee’s performance is evaluated annually. The Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that each of Messrs. Kirk, Holliman and Hood is an “audit committee financial expert” as defined in rules adopted by the Securities and Exchange Commission. The Audit Committee held 12 meetings during 2013.

Executive Compensation and Stock Incentive Committee

Pursuant to its charter, the Executive Compensation and Stock Incentive Committee reviews corporate goals and objectives pertaining to the compensation of our Named Executive Officers, evaluates the performance of our Named Executive Officers and determines the salary, benefits and other compensation of our Named Executive Officers. After consultation with management, this committee makes recommendations to the Board of Directors with respect to the salaries, benefits and other compensation of our executive officers other than the Named Executive Officers. This committee also administers our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs as well as the Executive Officer Incentive-Based Compensation Recovery Policy.

This committee has the authority, in its sole discretion, to select, retain and obtain the advice of and terminate the services of one or more compensation consultants, independent legal counsel, accountants or other advisers as it determines necessary to fulfill or assist with the execution of its duties and responsibilities.

This committee must conduct its activities in accordance with the policies and principles set forth in our Corporate Governance Principles. This committee’s performance is evaluated annually. On occasion, the Chief Executive Officer attends Executive Compensation and Stock Incentive Committee meetings. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange and applicable provisions of the Internal Revenue Code of 1986, as amended, and Securities and Exchange Commission rules. The Executive Compensation and Stock Incentive Committee held six meetings during 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election to the Board and candidates for appointment to Board committees consistent with criteria approved by the Board. This committee reviews and re-assesses our Corporate Governance Principles, Related Person Transactions Policies and Procedures and Stock Ownership Guidelines. It also oversees the annual evaluation of the Board and senior management, appoints a Lead Director and reviews and recommends to the Board for approval in advance all “related person” transactions. Pursuant to its charter, the committee evaluates and recommends to the Board the form and amount of non-management director compensation and, at least every two years, reviews non-management director compensation. This committee’s performance is evaluated annually. The Board of Directors has determined that each committee member is independent under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held nine meetings during 2013.

Risk Management Committee

The Risk Management Committee is responsible for the oversight of our enterprise-wide risk management practices and ascertains whether management has adequately considered all material risks that we face and determines whether procedures have been effectively implemented to mitigate sufficiently the risks identified. The Board of Directors has determined that the Chairman of the Risk Management Committee, Mr. Mitchell, is independent under the listing standards of the New York Stock Exchange and applicable provisions of rules proposed by the Board of Governors of the Federal Reserve System to regulate the composition and activities of risk committees of publicly traded bank holding companies with over $10 billion in assets. The Risk Management Committee held six meetings during 2013.

Communications with the Board of Directors

You may send communications to the Board of Directors, the Lead Director, the non-management directors as a group or any individual director by writing to the Board of Directors or an individual director in care of the Corporate Secretary at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The Corporate Secretary will directly forward written communications addressed to the entire Board of Directors to the Lead Director, written communications addressed to the non-management directors to the non-management directors and all other written communications to the individual director(s) to whom they are addressed.

Governance Information

In addition to the committee charters described above, our Corporate Governance Principles and our Code of Business Conduct and Ethics are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” These materials as well as the committee charters described above are also available in print to any shareholder upon request. Such requests should be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Director Independence

The Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director on an annual basis. No director will qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with BancorpSouth (either directly or as a partner, shareholder or officer of an organization that has a relationship with BancorpSouth). In each case, the Board of Directors broadly considers all relevant facts and circumstances when making independence determinations. To assist the Board of Directors in determining whether a director is independent, the Board of Directors has adopted Director Independence Standards, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Board of Directors has determined that each of Messrs. Blass, Campbell, Clark, Franklin, Holliman, Hood, Jackson, Kirk, Lashlee, Mitchell, Nolan, Partee, Perry and Turner, a majority of our Board members, meets our standards as well as the current listing standards of the New York Stock Exchange for independence.

During 2013, the Board of Directors considered the following relationships and transactions in making its independence determinations with respect to each director identified as independent:

•	Five Star, LLC, a private company of which Mr. Holliman is an owner, leased office space at BancorpSouth Bank’s main office building in Tupelo, Mississippi and paid rent to us; however, the Board of Directors determined that this leasing arrangement and the amount paid to us by Five Star in 2013 ($12,000) was not material and did not affect Mr. Holliman’s independent judgment;

•	Mitchell, McNutt & Sams, P.A., a law firm of which Mr. Mitchell is a partner, provided legal services to us in 2013; however, the Board of Directors determined that the amount we paid to Mitchell, McNutt & Sams in 2013 ($86) was not material and did not affect Mr. Mitchell’s independent judgment;

•	Lashlee-Rich, Inc., a private company of which Mr. Lashlee is an owner and serves as Chairman, from time to time performs construction work on some of BancorpSouth Bank’s branches; however, the Board of Directors determined that the amount we paid to Lashlee-Rich, Inc. in 2013 ($82) was not material and did not affect Mr. Lashlee’s independent judgment; and

•	Forman Perry Watkins Krutz & Tardy, LLP, a law firm of which Mr. Perry is a partner, provided legal services for us in 2013; however, the Board of Directors determined that the amount we paid to Forman Perry Watkins Krutz & Tardy, LLP in 2013 ($93,263) was not material and did not affect Mr. Perry’s independent judgment.

Director Qualification Standards

The Nominating and Corporate Governance Committee and our Chief Executive Officer actively seek individuals qualified to become members of our Board of Directors for recommendation to our Board of Directors and shareholders. The Nominating and Corporate Governance Committee considers nominees proposed by our shareholders to serve on our Board of Directors that are properly submitted in accordance with our Amended and Restated Bylaws. In recommending candidates and evaluating shareholder nominees for our Board of Directors, the Nominating and Corporate Governance Committee considers each candidate’s qualifications regarding independence, diversity, age, ownership, influence and skills, such as an understanding of financial services industry issues, all in the context of an assessment of the perceived needs of BancorpSouth at that point in time. Our director qualifications are set forth in our Corporate Governance Principles, which are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The Nominating and Corporate Governance Committee meets at least annually with our Chief Executive Officer to discuss the qualifications of potential new members of our Board of Directors. After consulting with our Chief Executive Officer, the Nominating and Corporate Governance Committee recommends the director nominees to the Board of Directors for their approval. We have not paid any third party a fee to assist the Nominating and Corporate Governance Committee in the director nomination process to date.

The Nominating and Corporate Governance Committee determines the appropriate characteristics, skills and experiences for the Board of Directors as a whole as well as for individual directors and nominees, with the objective of having a Board with diverse backgrounds and experiences. In considering the structure of the Board, the Nominating and Corporate Governance Committee evaluates each nominee, with the objective of recommending a group of nominees that can best perpetuate the success of BancorpSouth and represent shareholder interests through the exercise of sound judgment using the Board’s diversity of experience.

Board Leadership Structure

As specified in our Corporate Governance Principles, the Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. The Board believes this issue is part of the succession planning process and that it is in the best interests of BancorpSouth and our shareholders to retain the flexibility to combine or separate these functions.

Effective November 27, 2012, Mr. Patterson retired as our Chief Executive Officer and became our Chairman of the Board and Mr. Rollins became our new Chief Executive Officer. At that time, the Board determined that it was appropriate under the circumstances to separate the roles of Chairman of the Board and Chief Executive Officer. Mr. Patterson retired as an employee effective February 28, 2013 and continued to serve as our non-executive Chairman of the Board. Mr. Patterson will not stand for re-election at the annual meeting of shareholders.

In June 2013, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Hassell H. Franklin to serve as the Lead Director. Pursuant to our Corporate Governance Principles, the Lead Director:

•	Presides at all meetings of the Board at which the Chairman of the Board or the Chief Executive Officer is not present, including executive sessions of the independent directors;

•	Serves as liaison between the Chairman of the Board and the independent directors and between senior management and the independent directors;

•	Advises and consults with the Chairman of the Board and the Chief Executive Officer in matters related to corporate governance and performance of the Boards; and

•	Performs such other duties as the Boards may from time to time delegate.

Executive Sessions

Our independent directors meet in executive session at least semi-annually. The Lead Director presides at these meetings.

Stock Ownership Guidelines

In January 2014, at the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors approved and adopted new Stock Ownership Guidelines to replace the guidelines adopted in March 2013. Under these new guidelines, each director, the Chief Executive Officer and each other individual identified as a Named Executive Officer for at least one of the last three fiscal years reported in the “Summary Compensation Table” in our most recent proxy statement must beneficially own shares of our common stock as follows for as long as such individual is subject to the guidelines:

Position	Minimum Ownership Level
Chief Executive Officer	6x base salary
All Other Named Executive Officers	3x base salary
Non-Employee Directors	10 x annual cash retainer (excluding any committee fees)

Each individual covered by the guidelines must retain at least 75% of the number of net shares of common stock acquired on vesting of restricted stock or on exercise of stock options until he or she achieves the appropriate minimum ownership level. The Nominating and Corporate Governance Committee administers the Stock Ownership Guidelines and may, in its discretion, consider exceptions if the guidelines place a severe financial hardship on an individual or for charitable gifts, estate planning transactions and certain other limited circumstances. The Stock Ownership Guidelines are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.”

Risk Oversight

Our Board of Directors oversees a company-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework to:

•	Understand critical risks in our business and strategy;

•	Allocate responsibilities for risk oversight among the full Board, its committees and management;

•	Evaluate our risk management processes and ensure that they function adequately;

•	Facilitate open communication between management and the Board; and

•	Foster an appropriate culture of integrity and risk awareness.

While the Board has the ultimate oversight responsibility for the risk management process, management is charged with actively managing risk. Management has robust internal processes and policies to identify and manage risks and to communicate with the Board. These include the Risk Management Committee, the Executive Risk

Oversight Committee, the Enterprise Risk Management Group, a real estate risk management group, regular internal senior management meetings, ongoing long-term strategic planning, regular reviews of regulatory and litigation compliance, a Code of Business Conduct and Ethics, and a comprehensive internal and external audit process. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls at least annually. Management communicates routinely with the Board and its committees, and the Risk Management Committee communicates routinely with the Board regarding the significant risks identified and how they are being managed.

The Board implements its risk oversight function both as a whole and through its committees. All committees of the Board play a significant role in carrying out the risk oversight function. In particular:

•	The Audit Committee oversees risks related to our financial statements, our compliance with legal and regulatory requirements, our financial reporting process and system of internal controls. The Audit Committee monitors the work of the Audit Committee of BancorpSouth Bank’s Board of Directors and evaluates the performance of our independent auditors and our internal auditing department. The Audit Committee periodically meets privately in separate executive sessions with management, our internal audit department and our independent auditors;

•	The Executive Compensation and Stock Incentive Committee oversees the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” this committee determines and approves the compensation for our Named Executive Officers, reviews and recommends to the Board the compensation for our other executive officers, approves, administers and evaluates our incentive-compensation plans, equity-based plans and other compensation plans, policies and programs and administers the incentive-based compensation recovery policy;

•	The Nominating and Corporate Governance Committee oversees risks related to our corporate governance principles and risks arising from related person transactions; and

•	The Risk Management Committee oversees enterprise-wide risk management practices. The committee’s focus includes the identification, monitoring, management and planning for our exposure to applicable risks, including, without limitation, market risk, interest rate risk, credit risk, liquidity risk, operational risk, capital risk, technology risk, compliance risk, human resource risk, reputational risk and other such risks as may from time to time be material to us. The committee seeks to determine whether management has adequately considered all material risks facing us and whether procedures have been effectively implemented in order to mitigate sufficiently the risks identified. The committee provides advice to the Board of Directors and its other committees as to appropriate risk mitigation procedures and structures, which helps the Board fulfill its responsibilities to effectively monitor and review actions of management.

In addition, we have established the real estate risk management group to more actively monitor credit risk and its impact on our financial reporting.

Compensation Committee Interlocks and Insider Participation

The Executive Compensation and Stock Incentive Committee is comprised of Messrs. Campbell, Franklin, Holliman (Chair) and Nolan.

None of the members of the Executive Compensation and Stock Incentive Committee has at any time been one of our officers or employees. Members of the committee may, from time to time, have banking relationships in the ordinary course of business with our subsidiary, BancorpSouth Bank, as described below in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Except as described in that section and in the section above entitled “– Director Independence,” Messrs. Campbell, Franklin, Holliman and Nolan had no other relationship during 2013 requiring disclosure by us.

During 2013, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee or on our Board of Directors, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Executive Compensation and Stock Incentive Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of January 31, 2014 (except as otherwise specified), with respect to the beneficial ownership of our common stock by (1) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director as of the date of this Proxy Statement, (3) each of our Named Executive Officers and (4) all of our directors and executive officers as a group. As of January 31, 2014, 95,692,698 shares of our common stock were outstanding. Our Stock Ownership Guidelines generally require our directors and Named Executive Officers to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.” The number of shares of common stock owned by each director reflected in the table below includes such shares. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
BancorpSouth, Inc. 401(k) Profit-Sharing Plan	5,920,058		6.19%
Blackrock, Inc.	7,651,706	(3)	8.0%
State Street Corporation	6,945,060	(4)	7.3%
Gus J. Blass III	125,733	(5)	*
James E. Campbell III	122,415	(6)	*
Albert C. Clark	52,508	(7)	*
Hassell H. Franklin	1,266,448		1.32%
W. G. Holliman, Jr.	724,894	(8)	*
Warren G. Hood, Jr.	13,486		*
Keith J. Jackson	14,834		*
James V. Kelley	315,352		*
Larry G. Kirk	52,006		*
Turner O. Lashlee	102,767		*
Gordon R. Lewis	151,871		*
Guy W. Mitchell III	63,448		*
Robert C. Nolan	520,417	(9)	*
W. Cal Partee, Jr.	348,581	(10)	*
Aubrey B. Patterson	865,300		*
Alan W. Perry	99,307		*
William L. Prater	73,021		*
James D. Rollins III	213,706		*
W. James Threadgill, Jr.	130,552	(11)	*
Thomas H. Turner	15,592		*
All directors and executive officers as a group (23 persons)	5,465,102		5.71%

*	Less than 1%.
(1)	The address of each person or entity listed, other than Blackrock, Inc. and State Street Corporation, is c/o BancorpSouth, Inc., One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804. The address of Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts 02111.

(2)	Beneficial ownership is deemed to include shares of common stock that an individual has a right to acquire within 60 days after January 31, 2014, including upon the exercise of options granted under our various equity incentive plans described above in the sections entitled “CORPORATE GOVERNANCE – Committees of the Board of Directors – Executive Compensation and Stock Incentive Committee” and “CORPORATE GOVERNANCE – Committees of the Board of Directors – Nominating and Corporate Governance Committee” as follows:

Name	Common Stock Underlying Options Exercisable within 60 Days
Gus J. Blass III	—
James E. Campbell III	—
Albert C. Clark	—
Hassell H. Franklin	14,400
W. G. Holliman, Jr.	14,400
Warren G. Hood, Jr.	—
Keith J. Jackson	—
James V. Kelley	210,477
Larry G. Kirk	14,400
Turner O. Lashlee	14,400
Gordon R. Lewis	93,467
Guy W. Mitchell III	14,400
Robert C. Nolan	14,400
W. Cal Partee, Jr.	14,400
Aubrey B. Patterson	329,695
Alan W. Perry	14,400
William L. Prater	39,800
James D. Rollins III	—
W. James Threadgill, Jr.	65,800
Thomas H. Turner	—

These shares are deemed to be outstanding for the purposes of computing the “percent of class” for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Information in the table for individuals also includes shares held for their benefit in our 401(k) Profit-Sharing Plan (formerly known as our Amended and Restated Salary Deferral – Profit Sharing Employee Stock Ownership Plan), and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him or her pursuant to applicable law.

(3)	Based on shares beneficially owned by BlackRock, Inc. as set forth in a Schedule 13G/A dated as of January 17, 2014 and filed with the SEC on January 28, 2014. BlackRock, Inc. reported that it possesses sole voting power with respect to 7,358,306 of such shares and sole dispositive power with respect to 7,651,706 of such shares.
(4)	Based on shares beneficially owned by State Street Corporation as set forth in a Schedule 13G dated as of February 3, 2014 and filed with the SEC on February 3, 2014. State Street Corporation reported that it possesses sole voting and dispositive power with respect to all of such shares.
(5)	Includes 5,518 shares held in a trust of which Mr. Blass is the trustee for the benefit of his son, of which Mr. Blass disclaims beneficial ownership.
(6)	Includes 8,000 shares owned by a limited partnership in which Mr. Campbell is a partner, 2,448 shares of which he shares voting and dispositive power.
(7)	Includes 16,882 shares owned by Mr. Clark’s wife, of which Mr. Clark disclaims beneficial ownership.
(8)	Includes 141,417 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.
(9)	Includes 18,891 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of his grandchildren, of which Mr. Nolan disclaims beneficial ownership, 302,484 shares held in a trust of which Mr. Nolan is the co-trustee for the benefit of his nieces, nephews, children and the lineal descendants of four co-trustees, of which Mr. Nolan disclaims beneficial ownership, and 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership.
(10)	Includes 2,705 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership, 14,043 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership, and 19,750 shares held in trusts for the benefit of Mr. Partee’s children, nieces and nephews, of which Mr. Partee disclaims beneficial ownership.
(11)	Includes 6,000 shares held in a trust of which Mr. Threadgill is the co-trustee for the benefit of his mother, of which Mr. Threadgill disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We believe that our executive compensation program has played a significant role in our ability to attract, motivate and retain a highly experienced team of executives. We believe that the program is structured in a manner that supports our company and our business objectives, as well as our culture and the traditions that have allowed us for over 135 years to meet the needs of our shareholders, customers and employees and to support the communities in which we operate.

Our Executive Compensation and Stock Incentive Committee regularly reviews our executive compensation program to ensure it achieves the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices, while avoiding the encouragement of unnecessary or excessive risk-taking.

As described below in the section entitled “– Compensation Policy,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, the attainment of corporate goals, and the realization of increased shareholder value. Performance criteria were established by our Executive Compensation and Stock Incentive Committee for annual incentive compensation opportunities under the Home Office Incentive Plan and Amended and Restated Executive Performance Incentive Plan. In January 2014, the Home Office Incentive Plan was amended and renamed the Officer Incentive Plan. Any cash incentive awards granted to Named Executive Officers after January 2014 will be pursuant to the Amended and Restated Executive Performance Incentive Plan – only non-executives will be eligible to participate in the Officer Incentive Plan. Based on criteria established by the committee and our audited financial results for the year ended December 31, 2013, all of the Named Executive Officers earned a cash incentive award. To further encourage decision-making aligned with our long-term goals, performance shares granted to Named Executive Officers are subject to a two-year performance period followed by a one-year retention period.

Our principal measures of success in achieving our business objectives are an increasing dividend, total return, earnings per share, deposit growth, loan growth, fee income, return on average equity, asset quality and efficiency ratio. We believe our executive compensation program’s mix of base salary, annual and long-term incentive compensation, benefits and perquisites as described below in the section entitled “– Compensation Policy” is properly aligned with these objectives.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, and the rules thereunder, in connection with the 2011 annual meeting of shareholders we solicited an advisory vote by shareholders on the frequency with which the advisory vote on executive compensation would be solicited. As a result of our shareholders’ vote, on an advisory basis, the Board of Directors determined that we will hold an advisory vote on the compensation of the Named Executive Officers every three years until the next shareholder vote on the frequency of the advisory vote, which will occur at the annual meeting of shareholders in 2017.

Compensation Overview

The Executive Compensation and Stock Incentive Committee of the Board of Directors administers our executive compensation program. The Executive Compensation and Stock Incentive Committee is composed entirely of directors who are independent under the listing standards of the New York Stock Exchange and our Director Independence Standards. Committee members are also required to meet applicable independence standards under Section 162(m) of the Internal Revenue Code and Securities and Exchange Commission Rule 16b-3. The Director Independence Standards are available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Governance Documents.” The charter of the Executive Compensation and Stock Incentive Committee is available on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “Corporate Information – Committee Charting.” The charter is reviewed annually by the Executive Compensation and Stock Incentive Committee and was most recently revised in December 2013.

In performing its duties, among other things, the Executive Compensation and Stock Incentive Committee:

•	Reviews and approves annually the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates at least annually the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation level based on this evaluation;

•	In determining the long-term incentive component of the Chief Executive Officer’s compensation, considers (1) our performance and relative shareholder return, (2) the salary, bonus and value of similar incentive awards to chief executive officers at comparable companies, (3) the salary, annual and long-term awards given to the Chief Executive Officer in past years, (4) the Chief Executive Officer’s total compensation and (5) such other factors as it may deem relevant;

•	For the (1) Chief Executive Officer, Chief Financial Officer and the Named Executive Officers, annually determines and approves, and (2) other executive officers, annually reviews and recommends to the Board:

•	The annual base salary level(s);

•	Annual incentive compensation;

•	Awards under long-term incentive compensation plans and equity-based plans;

•	Performance goals upon which incentive compensation awards are conditioned, if any;

•	Employment agreements, severance arrangements and change-in-control agreements, in each case as, when and if appropriate; and

•	Benefits and perquisites under any special or supplemental benefits plans or programs;

•	At least annually and more often as circumstances dictate, reports its actions to the Board; and

•	Annually reviews and re-assesses the adequacy of the Executive Compensation and Stock Incentive Committee’s charter and recommends any proposed changes to the Board for approval.

Compensation Policy

Our principal measures of success in achieving our business objectives are an increasing dividend, total return, earnings per share, deposit growth, loan growth, fee income, return on average equity, asset quality and efficiency ratio. The variable, performance-based elements of our executive compensation program are designed to reward our executive officers based on our overall performance in achieving defined performance goals relative to these measures.

Through our executive compensation program, we seek to provide:

•	Base salaries at levels that will attract and permit us to retain qualified executive officers;

•	Compensation that differentiates pay on the basis of performance;

•	Incentive compensation opportunities that will motivate executive officers to achieve both our short-term and long-term business objectives and that will provide compensation commensurate with our performance achievements;

•	Total compensation that is competitive with that of comparable financial and bank holding companies within the context of our performance; and

•	Protection of shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation.

Our executive compensation program consists of the following primary elements:

•	Annual base salary is intended to provide a foundation element of compensation that is relatively secure and that reflects the skills and experience that an executive brings to us; we seek to pay base salaries that are competitive with those paid to executive officers in comparable positions at comparable financial and bank holding companies;

•	Annual incentive compensation is a variable non-equity element that is based on the achievement of defined goals for a given fiscal year that are tied to our overall performance;

•	Long-term incentive compensation is a variable equity element that provides an emphasis on long-term performance goals, stock price performance, ongoing improvement and continuity of performance;

•	Employee benefits are intended to provide reasonable levels of security with respect to retirement, medical, death and disability protection and paid time off; and

•	Certain perquisites are used to supplement the other elements of compensation, facilitating the attraction and retention of executive officers of the caliber we believe necessary to remain competitive.

The Executive Compensation and Stock Incentive Committee uses the variable compensation elements of our executive compensation program (i.e., annual incentive compensation and long-term incentive compensation) as incentives that are based on our performance. While increases to annual base salaries also take individual and our overall performance into consideration, they are not predicated solely on performance achievements and are not subject to the same degree of variability as the performance-based incentives. The variable elements of compensation align with shareholder interests by focusing executives’ attention on key measures of performance that we believe either drive shareholder return or directly reflect our stock price performance.

The allocation of compensation across each of the elements of our executive compensation program is based on the following considerations:

•	The need to provide a level of basic compensation (i.e., base salary and employee benefits) necessary to enable us to attract and retain high-quality executives, regardless of external business conditions;

•	The goal of providing a substantial amount of compensation opportunities through performance-based, variable-compensation vehicles;

•	The goal of reflecting reasonable practices of comparable financial and bank holding companies within the context of our performance achievements; and

•	The desire to align our executives’ and our shareholders’ best interests through the use of equity-based compensation vehicles.

The Executive Compensation and Stock Incentive Committee does not, however, target a specific percentage of total compensation for salary, cash incentives, equity incentives, benefits or perquisites under our executive compensation program.

The following table reflects the percentage of total compensation allocated to each element of compensation, as set forth below in the section entitled “EXECUTIVE COMPENSATION – Summary Compensation Table,” for each of the Named Executive Officers for 2013:

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total(1)
James D. Rollins III	29%	9%	15%	—%	33%	6%	8%	100%
William L. Prater	38%	—%	34%	—%	21%	5%	2%	100%
James V. Kelley	45%	—%	—%	—%	51%	2%	3%	101%
Gordon R. Lewis	38%	—%	27%	—%	21%	12%	2%	100%
W. James Threadgill, Jr.	42%	—%	30%	—%	24%	— %	4%	100%

(1)	Total amounts might not equal 100% because of rounding.

Our Executive Officer Incentive-Based Compensation Recovery Policy sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. In the event we are required to prepare an accounting restatement of our financial statements as a result of our material noncompliance with any financial reporting requirement under applicable federal securities laws, we will recover from each former or current executive officer any incentive-based compensation paid or awarded to or received by such executive officer during the three-year period preceding the date of filing with the SEC of the latest document containing materially noncompliant financial statements that are subject to the restatement, the amount of such recovery to be any such compensation in excess of the amount that would have been paid or awarded to such executive officer based on the restated financial statements.

We have adopted Stock Ownership Guidelines that generally require our directors and Named Executive Officers to beneficially own a minimum number of shares of our common stock. For more information, see the section above entitled “CORPORATE GOVERNANCE – Stock Ownership Guidelines.” Our Insider Trading Policy prohibits directors, officers and other employees from hedging the economic risk of ownership of any shares of our common stock they own, with certain limited exceptions in the context of business combinations.

Compensation Process

In 2013, the Executive Compensation and Stock Incentive Committee did not engage a compensation consultant to review our executive compensation programs, but we did engage Towers Watson to provide health, welfare and retirement consulting. We paid Towers Watson $1,278,503 for non-executive compensation consulting services provided in 2013, including retirement plan and actuarial consulting, retirement plan administration and human resource program communication, assistance with respect to the compensation package for the non-executive Chairman of the Board role, review of the “Compensation Discussion and Analysis” section of our proxy statement relating to the 2013 annual meeting of shareholders and design of a revised mortgage banking incentive plan. The committee has considered the relationships that Towers Watson has had with BancorpSouth, the members of the committee and our executive officers, as well as the policies that Towers Watson has in place to maintain its independence and objectivity, and determined that Towers Watson’s work as our compensation consultant did not raise any conflicts of interest.

The Executive Compensation and Stock Incentive Committee reviews the compensation of the Board of Directors, the Chief Executive Officer and our other Named Executive Officers relative to the compensation paid to similarly situated executives at companies that we determine to be peer companies. The committee does not benchmark the compensation of the Named Executive Officers to a certain percentage or range of compensation within our peer group, but rather believes that the compensation paid to similarly situated executives should be a point of reference for measurement and not the determinative factor for our Named Executive Officers’ compensation. Because this peer group analysis is just one of the analytical tools used in setting the compensation of our Named Executive Officers, the committee has discretion in determining the nature and extent of its use. In addition, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, the committee may elect to not use the peer group analysis at all in the course of making compensation decisions.

In 2012, Towers Watson prepared an in-depth market analysis of our relative competitiveness with respect to the salary, annual incentive award opportunity and long-term incentive opportunity for Messrs. Rollins and Kelley, and the base salary only for the remaining members of our senior management. This analysis included comparisons to both our peer group (identified below) and the overall relevant bank industry marketplace. The Executive Compensation and Stock Incentive Committee relied on Towers Watson’s 2012 analysis to select our peer group for 2013. The committee reviewed proxy statement disclosures and compensation survey data for our peer group, which was comprised of both “primary comparators” and a “reference comparator.” The primary comparators were organizations that were within a range of approximately one-half to two times our asset size and the reference comparator was a financial institution of regional interest that was outside of that range. The primary and reference comparators were as follows:

•

Primary comparators: Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Horizon National Corporation; FirstMerit Corporation; Fulton Financial Corporation; Hancock Holding Company; IBERIABANK Corporation; International Bancshares Corporation; Old National Bancorp; Prosperity

Bancshares, Inc.; Trustmark Corporation; United Community Banks, Inc.; Valley National Bancorp; and Webster Financial Corporation.

•	Reference comparator: Synovus Financial Corp.

The Executive Compensation and Stock Incentive Committee’s analysis included the following:

•	The pay levels and practices of the peer group of financial and bank holding companies selected by the committee;

•	The Chief Executive Officer’s and the Chief Operating Officer’s positions from both a “pay rank” perspective (i.e., highest paid and second-highest paid) and a “position match” perspective (i.e., Chief Executive Officer for Mr. Rollins, President and Chief Operating Officer for Mr. Kelley);

•	Base salary, annual incentive award (both target opportunity and award actually paid), total cash compensation (salary plus cash incentive award), long-term incentive opportunity and total direct compensation (salary plus cash incentive award and long-term incentive opportunity);

•	Both descriptive statistics (e.g., 25th, 50th and 75th percentiles) for the primary comparators and our percentile ranking versus the peer group primary comparators for each pay element. Similar data was compiled for the reference comparator, but was not incorporated into the descriptive statistics or the percentile rankings;

•	An examination of the Chairman, Chief Executive Officer and President and Chief Operating Officer positions, as well as other selected senior management positions; and

•	An examination of base salary, annual incentive opportunity and long-term incentive opportunity.

During 2013, the Executive Compensation and Stock Incentive Committee reviewed the base salary, bonus, value of stock compensation and value of option compensation of similarly situated executive officers of the financial institutions included in our peer group and considered the performance of our competitors and general economic and market conditions in setting goals for each executive officer’s performance. In reviewing the 2013 compensation of our then executive officers, the committee reviewed all components of their respective compensation, including base salary, annual non-equity incentive compensation and long-term incentive compensation. In addition, the committee reviewed each executive officer’s compensation history and comparative performance information.

The Executive Compensation and Stock Incentive Committee believes that the overall compensation for our Named Executive Officers is competitive with our peer group and is commensurate with the responsibilities assigned to their respective positions. The difference between the award opportunities granted to Mr. Rollins as compared to Mr. Kelley, and to Messrs. Rollins and Kelley as compared to our other executive officers, is a reflection of differences in the level and scope of responsibility of their respective positions, and the market’s pattern of providing progressive award opportunities at higher levels.

The Executive Compensation and Stock Incentive Committee generally meets four times a year and more often if necessary. Prior to each regular meeting, the Corporate Secretary sends materials to each committee member, including minutes of the previous meeting, an agenda, recommendations for the upcoming meeting and other materials relevant to the agenda items. Historically, the Chief Executive Officer has occasionally attended committee meetings to provide information to the committee concerning the performance of executive officers, discuss performance measures relating to executive officer compensation and to make recommendations to the committee concerning the compensation of executive officers. The committee holds an executive session consisting only of committee members approximately two times per year. The Chief Executive Officer does not engage in discussions with the committee regarding his own compensation, except to respond to questions posed by committee members outside of the executive session deliberations.

The Executive Compensation and Stock Incentive Committee reviews and approves, in advance, employment, severance or similar arrangements or payments to be made to any executive officer. The committee receives reports from management pertaining to compensation for all other officers and annually reviews all of the perquisites paid to the Named Executive Officers as discussed below in the section entitled “– Components of Compensation – Perquisites.”

Components of Compensation

The Executive Compensation and Stock Incentive Committee allocates compensation to our executive officers both as to specific components (e.g., base salary and incentive compensation) and as a whole. The Executive Compensation and Stock Incentive Committee is focused both on the individual components that make up each executive’s total compensation as well as the total compensation itself. Each of the components of compensation is discussed in more detail below.

Annual Base Salary

The Executive Compensation and Stock Incentive Committee views cash compensation as one element of overall compensation, but not necessarily as the principal means to provide incentive to our executive officers. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of each executive’s position, with an executive’s salary within a salary range being based upon his or her individual performance. In connection with the annual budget process, the Executive Compensation and Stock Incentive Committee considers salaries for the executive officers within the context of the competitive market data described above in the section entitled “– Compensation Process.” In its review of market data for setting 2013 salary levels, the committee found that, while there were some variances of our executives’ salaries from salaries for comparable positions at comparable financial and bank holding companies (which particular deviations were deemed appropriate), the salaries of our executives on the whole reasonably approximated the salaries at comparable financial and bank holding companies.

For 2013, the Executive Compensation and Stock Incentive Committee endeavored to understand competitive pay and compensation opportunities for similarly situated executive officers of comparable financial and bank holding companies and to provide reasonably competitive compensation within the context of our achievements. The committee reviewed the base salaries of our executive officers based on the following considerations:

•	Our salary budget for the applicable fiscal year, which includes the salary of all of our employees;

•	The executive officer’s pattern of achievement with respect to the budget and business plan performance in his or her area(s) of responsibility and overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters;

•	Assessment of the competitiveness of the executive’s salary as compared to competitive market data (using the median base salary for the comparable position at comparable financial and bank holding companies as a reference);

•	The current level of the executive officer’s base salary in relation to market competitive salary levels;

•	Marketplace trends in salary increases (both geographical and by industry); and

•	Consideration of our overall performance and aggregate cost affordability, retention risks, fairness in view of our overall salary increases and the executive officer’s potential for future contributions to the organization.

As a result of considering these factors, the Executive Compensation and Stock Incentive Committee increased the base salary of each of the Named Executive Officers for 2013 as set forth in the table below. For more information, see the section below entitled “EXECUTIVE COMPENSATION – Summary Compensation Table.”

Name	2013 Base Salary	Percent Increase from 2012 Base Salary
James D. Rollins III(1)	$700,000	N/M
William L. Prater	360,000	8%
James V. Kelley	512,500	— %
Gordon R. Lewis	386,238	3%
W. James Threadgill, Jr.	322,393	3%

N/M Not meaningful.

(1)	Pursuant to the Executive Employment Agreement, as amended, among Mr. Rollins, BancorpSouth, Inc. and BancorpSouth Bank, or the Employment Agreement, Mr. Rollins’ base salary will be not less than $700,000 per annum during its term. For more information, see the section below entitled “– Employment Agreements and Change in Control Arrangements – Employment Agreement.”

In January 2014, the Executive Compensation and Stock Incentive Committee determined the base salary for the executive officers for 2014 based on the same methodology described above. As a result, the base salaries for the Named Executive Officers were adjusted effective as of January 1, 2014 as follows:

Name	2014 Base Salary
James D. Rollins III(1)	$800,000
William L. Prater	395,000
James V. Kelley	550,000
Gordon R. Lewis	400,000
W. James Threadgill, Jr.	365,000

Annual Incentive Compensation

Annual non-equity incentive compensation is a component of our executive compensation program. This component of overall compensation furthers our objectives to provide compensation that differentiates pay on the basis of performance, provide compensation commensurate with our performance achievements and protect shareholder interests by requiring achievement of successful results as a condition to earning above-average compensation. We believe that annual incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position and should provide meaningful compensation opportunities in relation to our achievement of key annual performance goals. We believe that such compensation opportunities motivate executives to achieve our established goals. The Executive Compensation and Stock Incentive Committee considers annual incentive awards for similarly situated executive officers of similarly-sized financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.” As of January 2014, we provide annual incentive compensation opportunities to our executive officers under the Amended and Restated Executive Performance Incentive Plan.

Amended and Restated Executive Performance Incentive Plan. The Amended and Restated Executive Performance Incentive Plan provides for the payment of cash incentive awards and equity-based awards based upon the achievement of performance goals established by the Executive Compensation and Stock Incentive Committee. This plan is intended to increase shareholder value and our success by encouraging outstanding performance by our executive officers who are eligible to participate. For 2013, participation in the Amended and Restated Executive Performance Incentive Plan was limited to the two executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the Internal Revenue Code – the Chief Executive Officer and the President/Chief Operating Officer. Beginning in 2014, however, all executive officers will participate in the Amended and Restated Executive Performance Incentive Plan. Payments made under the Amended and Restated Executive Performance Incentive Plan are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The amount of the cash incentive awards may vary among participants from year to year.

The Executive Compensation and Stock Incentive Committee administers the Amended and Restated Executive Performance Incentive Plan, and all of the members of the committee are qualified under all applicable independence standards (including Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3). The committee may establish performance goals for awards granted under the plan based on any of the following business criteria:

•	Return on average equity or average assets;

•	Deposits and other funding sources;

•	Revenue, including interest income and/or non-interest income, and/or return on revenue;

•	Cash flow (operating, free, cash flow return on equity, cash flow return on investment);

•	Earnings, before or after taxes, interest, depreciation and/or amortization;

•	Earnings per share;

•	Net interest margin;

•	Improvement in credit quality measures, including non-performing asset ratio, net charge-off ratio or reserve coverage of non-performing loans vs. peers;

•	Efficiency ratio;

•	Loan growth; and

•	Total shareholder return.

The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing performance goals for incentive awards, but these goals must be objectively determinable and based on levels of achievement of the business criteria listed above. No later than 90 days after the beginning of each fiscal year or any other performance period, the committee specifies in writing:

•	The type of award (i.e., cash or equity);

•	The target amount payable to each participant;

•	The maximum amount payable to each participant;

•	The performance goals upon which each participant’s award is conditioned; and

•	The formula to determine the amount payable or shares that become vested based on the achievement of the specified goals.

The amount of awards may vary among participants and from year to year, but the maximum cash incentive compensation payable to any participant under the Amended and Restated Executive Performance Incentive Plan in a year is $4 million.

Following the applicable performance period, the Executive Compensation and Stock Incentive Committee certifies in writing for each participant whether the performance goals and any other material conditions have been met. If these goals and conditions have been met, the committee may authorize payment of the amount earned under an award. The committee has discretion to reduce or eliminate, but not increase, an amount that is payable under the Amended and Restated Executive Performance Incentive Plan. The certification of achievement of performance goals under the Amended and Restated Executive Performance Incentive Plan, and the corresponding cash incentive payments, occurs upon the filing of our Annual Report on Form 10-K.

Home Office Incentive Plan. Prior to 2014, we provided incentive compensation opportunities to certain executive officers and other participants under the Home Office Incentive Plan. With respect to 2013, the Home Office Incentive Plan used the same performance measures and goals as the Amended and Restated Executive Performance Incentive Plan referenced above, but also allowed the Executive Compensation and Stock Incentive Committee to consider subjective factors and to use its discretion to either increase or decrease resultant awards.

With respect to annual incentive compensation for executive officers in 2013, the Home Office Incentive Plan and the Amended and Restated Executive Performance Incentive Plan were similar but separate programs. Certain employees were eligible for either one program or the other, but not both. The Home Office Incentive Plan covered approximately 63 key management employees who were selected by our Board of Directors and did not impact the awards generated under the Amended and Restated Executive Performance Incentive Plan. Awards granted under the Home Office Incentive Plan and the Amended and Restated Executive Performance Incentive Plan during 2013 had the following characteristics:

•	The award opportunities were established on the basis of the following:

•	Each participant’s role and level in the organization, his or her potential to make significant contributions to our success and market competitive levels for similarly situated positions in comparable financial and bank holding companies;

•	The nature of the participant’s position and scope of responsibilities; and

•	Our business environment and positioning in comparison to key competitors, as well as our near-term business plan and long-term business strategy, which were the basis for establishing performance goals;

•	The performance goals upon which each participant’s award is conditioned, together with the target and maximum award opportunity with respect to the performance criteria;

•	The actual performance achieved as reported to the committee was compared to the goals established for the year and the amount of award earned was determined for each participant. For participants in the Amended and Restated Executive Performance Incentive Plan, the Executive Compensation and Stock Incentive Committee certified in writing whether and to what extent the performance goals were achieved, as is required; and

•	No discretion was applied to adjust the amount awarded to executive officers under either plan.

Beginning in 2014, only non-executives are eligible to participate in the Officer Incentive Plan (formerly known as the Home Office Incentive Plan).

2013 Non-Equity Incentive Awards. Awards under the Amended and Restated Executive Performance Incentive Plan and Home Office Incentive Plan were made in 2013 to provide cash incentive award opportunities that were a percentage of each participant’s base salary, subject to the achievement of the performance goals described below. The cash incentive award opportunities for 2013 for the Named Executive Officers were as follows:

		Award Opportunity as a Percentage of Salary
Name	Annual Incentive Plan Participation(1)	Target	Maximum
James D. Rollins III(2)	Amended and Restated Executive Performance Incentive Plan	100%	200%
William L. Prater	Home Office Incentive Plan	50%	100%
James V. Kelley	Amended and Restated Executive Performance Incentive Plan	75%	150%
Gordon R. Lewis	Home Office Incentive Plan	50%	100%
W. James Threadgill	Home Office Incentive Plan	50%	100%

(1)	Beginning in 2014, all executive officers will participate in the Amended and Restated Executive Performance Incentive Plan and none will participate in the Officer Incentive Plan (formerly known as the Home Office Incentive Plan).
(2)	Pursuant to Mr. Rollins’ Employment Agreement, he received a cash award of (a) $220,000 paid on March 1, 2013 and (b) $787,500 paid on February 28, 2014.

Awards were targeted to each executive’s role and scope of responsibility in the organization. For our Named Executive Officers, 2013 performance goals were based entirely on overall company performance.

For 2013, the Executive Compensation and Stock Incentive Committee established the performance goals set forth below for the Named Executive Officers with respect to the enumerated performance criteria. Our performance in 2013 for each criterion is also set forth in the following table, based on our audited financial results for the year ended December 31, 2013:

Performance Goal	Target Amount	Calculation Factor	2013 Performance
Total return	8%	2% per 1% above target	76.41%
Increase in earnings per share	7%	2% per 1% above target	25.18%
Increase in deposits	5%	1% per 1% above target	-1.69%
Increase in loans	3%	1% per 1% above target	3.72%
Increase in fee income	5%	1% per 1% above target	-1.81%
Efficiency ratio	75%	2% per 1% below target	75.41%
Return on average equity	7%	2% per 1% above target	7.26%
Classified assets/Equity and loan loss reserves	50%	2% per 1% below target	35.00%
Increase in dividends	5%	2% per 1% above target	200.00%

Based on our audited financial results for the year ended December 31, 2013, the following cash incentive payments were made to the Named Executive Officers in 2014:

Name	2013 Cash Incentive Award	Cash Incentive Award as a Percentage of Salary
James D. Rollins III(1)	$787,500	112.5%
William L. Prater	202,500	56.3%
James V. Kelley	432,422	84.3%
Gordon R. Lewis	217,259	56.3%
W. James Threadgill, Jr.	181,346	56.3%

(1)	Pursuant to Mr. Rollins’ Employment Agreement, he received a cash award of (a) $220,000, or 31% of his annual salary, paid on March 1, 2013 and (b) $787,500 or 112.5% of his annual salary, paid on February 28, 2014.

Long-Term Incentive Compensation

Long-term incentive compensation is another important part of our executive compensation program and provides equity-based awards to align the interests of our executives with those of our shareholders. The Executive Compensation and Stock Incentive Committee’s approach has been to provide long-term incentive compensation to our executives and other employees through grants of stock options and performance shares. In 2013, however, the committee determined to grant performance shares and restricted stock and not to grant stock options to our executive officers. Under the relevant shareholder-approved plan – the Long-Term Equity Incentive Plan – the committee may grant non-qualified stock options, incentive stock options, performance shares, restricted stock and restricted stock units. In 2013, the committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. We believe that the level of long-term incentive compensation should reflect the competitive employment market and the relative internal responsibilities of each executive’s position. The Executive Compensation and Stock Incentive Committee considers long-term incentive compensation for executive officers at comparable financial and bank holding companies within the context of the competitive market data described above in the section entitled “– Compensation Process.”

The Executive Compensation and Stock Incentive Committee has the ability to use different types of long-term incentive awards for achieving our compensation objectives. For example, the committee may grant:

•	Stock options to focus on stock price appreciation;

•	Restricted stock and restricted stock units as an incentive for continued service or to emphasize both our overall performance and executive retention; and

•	Performance shares as an incentive to improve our overall long-term performance.

At the beginning of each year, we generally grant performance shares under our Long-Term Equity Incentive Plan to provide performance-based long-term incentive compensation because the value to the recipient is dependent upon appreciation in our stock price and is driven by our overall performance. In 2013, equity-based awards were granted to executive officers, including the Named Executive Officers, and other key employees in order to attract and retain key employees and enable those persons to participate in our long-term success. Under this component of compensation, we granted both restricted stock awards and performance shares to officers in 2013. In determining the total number of equity-based awards to be granted to recipients in 2013, the Executive Compensation and Stock

Incentive Committee considered the number of shares available under the Long-Term Equity Incentive Plan but had no fixed formula for determining the total number of shares to be granted. In selecting the award recipients and determining the level of equity grants made in 2013, the committee considered a combination of the following:

•	Market competitive data;

•	The scope of responsibility of each officer;

•	The degree to which the business unit(s) influenced by each officer contributed to our profits;

•	The degree to which asset quality and other risk decisions were influenced by each officer’s direction;

•	The number of awards currently held by each officer; and

•	The long-term management potential of each officer.

No single factor was weighed more heavily than any other factor in determining the amount of equity grants.

Performance Shares. Performance shares granted under our Long-Term Equity Incentive Plan are long-term incentive awards denominated in shares of our common stock. The value of earned performance shares is determined by the market value of our common stock. The number of shares earned is based on the achievement of goals related to our overall financial and operating performance as determined by the Executive Compensation and Stock Incentive Committee. The award cycle for performance shares is three years and is comprised of a two-year performance period followed by a one-year retention period. The “performance period” is set at two years to reflect a realistic time period for establishing credible performance goals in the current economic environment for the financial services industry and the “retention period” is set at one year to enhance the retentive power of the performance share awards (three years overall) and so that the impact of stock price performance reflects a longer period. During the retention period, the holders of performance shares generally are not entitled to receive dividends or exercise voting rights with respect to these shares. Prior to January 2014, the Executive Compensation and Stock Incentive Committee established a “circuit breaker” for each award that must have been satisfied before performance shares were eligible to be earned for the performance period. Once the “circuit breaker” was satisfied, awards were earned if threshold performance was achieved with respect to at least one of the two performance measures, subject to continued service during the retention period. The award cycle for long-term incentive compensation is configured so that a new three-year award cycle will begin every year that performance shares are granted.

The performance shares granted in 2012 were subject to the achievement of a “circuit breaker” of 70% of budgeted cumulative earnings per share and the following performance goals for the 2012 through 2013 performance period:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount	Actual Performance
Cumulative EPS	$1.12	$1.40	$1.54	$1.90
Average Deposits and Other Funding Sources (in billions)	$9.434	$11.793	$12.972	$11.486

Our actual performance for these performance goals was based on our audited financial results for the two years ended December 31, 2013. With respect to the performance shares that were granted in 2012, the Executive Compensation and Stock Incentive Committee determined in 2014 the number of performance shares actually earned from the applicable matrix based on our actual performance, with straight-line interpolation used for performance between goal levels. The committee determined that the “circuit breaker” was achieved and the performance shares were earned at the 148% level. Accordingly, the following performance shares granted in 2012 have been earned, subject to continued service during the retention period:

Name	Number of Performance Shares Earned
James D. Rollins III(1)	—
William L. Prater	6,660
James V. Kelley	10,064
Gordon R. Lewis	11,100
W. James Threadgill, Jr.	6,660

(1)	Mr. Rollins was hired in November 2012 and, therefore, did not receive a performance share award in 2012.

In January 2013, the Executive Compensation and Stock Incentive Committee granted the following number of performance shares to the Named Executive Officers, subject to satisfaction of the “circuit breaker,” the achievement of enumerated performance goals during the 2013 through 2014 performance period and continued service during the retention period:

Name	Threshold Amount	Target Amount	Maximum Amount
James D. Rollins III	—	—	—
William L. Prater	693	5,500	11,000
James V. Kelley	—	—	—
Gordon R. Lewis	945	7,500	15,000
W. James Threadgill, Jr.	567	4,500	9,000

The Executive Compensation and Stock Incentive Committee established a “circuit breaker” of 70% of budgeted cumulative earnings per share and the following performance goals for the 2013 through 2014 performance period with respect to the performance shares granted in 2013:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
Cumulative EPS	$1.45	$1.81	$1.99
Average Deposits and Other Funding Sources (in billions)	$9.438	$11.797	$12.977

Once the “circuit breaker” is satisfied and subject to continued service during the retention period, awards are earned if at least threshold performance is achieved with respect to one of the two performance measures. The number of performance shares actually earned is then determined from a matrix based on the actual performance achieved with respect to each measure.

In January 2014, the Executive Compensation and Stock Incentive Committee determined to discontinue the “circuit breaker” requirement. Therefore, awards granted in 2014 and thereafter will be earned if at least threshold performance is achieved with respect to one of the two performance measures. In January 2014, the Executive Compensation and Stock Incentive Committee granted to the Named Executive Officers the following number of performance shares, subject to the achievement of enumerated performance goals during the 2014 through 2015 performance period and continued service during the retention period:

Name	Threshold Amount	Target Amount	Maximum Amount
James D. Rollins III	1,455	11,550	23,100
William L. Prater	422	3,350	6,700
James V. Kelley	—	—	—
Gordon R. Lewis	422	3,350	6,700
W. James Threadgill, Jr.	321	2,550	5,100

The Executive Compensation and Stock Incentive Committee established the following performance goals for the 2014 through 2015 performance period with respect to the performance shares granted in 2014:

Performance Goal	Threshold Amount	Target Amount	Maximum Amount
Compounded Operating EPS Growth	8.0%	10.0%	11.0%
Average Return on Assets	0.80%	1.0%	1.10%

Stock Options. Stock options granted under the Long-Term Equity Incentive Plan vest ratably on the basis of continued employment over the three-year period following the date of grant. The exercise price is equal to the closing price of our common stock on the date of grant and the maximum term of the stock option is seven years.

The Executive Compensation and Stock Incentive Committee did not grant stock options to our executives in 2013. Pursuant to the terms of Mr. Rollins’ Employment Agreement, in January 2013 Mr. Rollins was to receive a nonqualified stock option award with a value of $315,000, subject to forfeiture until vested in one-third increments on the first, second and third anniversaries of the grant date. The Executive Compensation and Stock Incentive Committee determined, however, with Mr. Rollins’ concurrence, to replace this right to receive a stock option award with an equivalent equity award of either performance shares or performance-based restricted stock. As a result, in March 2013, we granted 21,341 shares of performance-based restricted stock to Mr. Rollins, as described in the section below entitled “– Restricted Stock.”

Restricted Stock. Restricted stock granted under the Long-Term Equity Incentive Plan is subject to restrictions on transfer or a risk of forfeiture until a future vesting date and generally entitles the holder to receive dividends and exercise voting rights with respect to the shares of restricted stock. On March 26, 2013, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2018, except as otherwise set forth below:

Name	Shares of Restricted Stock
James D. Rollins III	21,341	(1)
William L. Prater	15,000
James V. Kelley	—
Gordon R. Lewis	10,000
W. James Threadgill, Jr.	10,000

(1)	These shares of performance-based restricted stock will become earned if we achieve either a 0.10% return on average assets or a 2.5% return on average equity for the prior year. Shares of restricted stock that have been earned will vest as follows: (a) shares that are earned during fiscal year 2013 will be vested on May 15, 2014; (b) shares that are earned during fiscal year 2014 will be vested on May 15, 2015, subject to the certification of achievement of the performance goals by the Executive Compensation and Stock Incentive Committee; and (c) shares that are earned during fiscal year 2015 will be vested on May 15, 2016, subject to the certification of achievement of the performance goals by the Executive Compensation and Stock Incentive Committee.

On January 15, 2014, the Executive Compensation and Stock Incentive Committee granted the following number of shares of restricted stock to the Named Executive Officers, all of which vest on May 15, 2019:

Name	Shares of Restricted Stock
James D. Rollins III	22,950
William L. Prater	6,650
James V. Kelley	—
Gordon R. Lewis	6,650
W. James Threadgill, Jr.	5,050

Executive Benefits

We provide our executive officers with benefits in amounts that we believe are reasonable, competitive and consistent with our executive compensation program. We believe that such benefits help us to attract and retain executive officers of the caliber we believe necessary to remain competitive. We offer group life, disability, medical, dental and vision insurance to all our employees. We also maintain a Retirement Plan, which is discussed in detail below in the section entitled “EXECUTIVE COMPENSATION – Pension Benefits – Retirement Plan.” In addition, we maintain bank-owned life insurance that can be used for funding supplemental benefits to certain executive officers.

Perquisites

We provide our executive officers with perquisites in amounts that we believe help us attract and retain highly-qualified leaders. For certain executives, including the Named Executive Officers, we provide a company automobile and pay the cost of an annual physical examination, and we will pay country club dues for any executive who was a member of a country club at the time of hire.

In addition, we own and operate corporate aircraft to facilitate the business travel of our executive officers consistent with the best use of their time. Executives other than Messrs. Rollins and Kelley are generally not entitled to use our aircraft for personal travel.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to our executives. Qualifying performance-based compensation, however, is fully deductible without regard to the general Section 162(m) limits if certain requirements are met. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limits on deductibility, and intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that we may fully deduct compensation paid under these plans. The Amended and Restated Executive Performance Incentive Plan is considered “performance-based” for this purpose, as are certain awards under the Long-Term Equity Incentive Plan.

A portion of the compensation that is payable under certain of our other executive compensation arrangements may exceed the Section 162(m) limitation and, therefore, may not be deductible by us. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to us and our shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

Employment Agreements and Change in Control Arrangements

Employment Agreement

We have no written employment agreements with any of our executives, including the Named Executive Officers, other than Mr. Rollins. Pursuant to his Employment Agreement, Mr. Rollins’ initial annual base salary is $700,000 and he received cash awards of (1) $470,000 payable on November 27, 2012, (2) $220,000 paid on March 1, 2013 and (3) $787,500 paid on February 28, 2014. Pursuant to his Employment Agreement, Mr. Rollins also received certain equity and non-equity awards, including a “replacement award” to replace unvested restricted stock awards and incentive compensation that he forfeited upon commencing employment with us. For more information on the awards received by Mr. Rollins under his Employment Agreement, see the sections above entitled “–Components of Compensation – Annual Incentive Compensation” and “– Components of Compensation – Long-Term Incentive Compensation.” Mr. Rollins’ Employment Agreement has a term of three years and, following its expiration, Mr. Rollins may continue to be employed by us and will have certain rights pursuant to his Change in Control Agreement (described below) for the duration of his tenure with us.

Mr. Rollins’ employment may be terminated for cause (as defined in his Employment Agreement), without cause, for good reason (as defined in his Employment Agreement), without good reason, or upon his disability (as defined in his Employment Agreement) or death. On any termination of employment, we will generally pay Mr. Rollins any unpaid salary, accrued vacation and other amounts earned or owed to Mr. Rollins through the date of termination of employment. If we terminate Mr. Rollins’ employment without cause or if Mr. Rollins resigns for good reason, he will additionally receive full vesting of the “replacement award” and pro rata vesting of other equity awards determined as 1/24th of the shares covered for each whole month of service, a cash severance payment equal to his base salary for 24 months and continued participation in our health and welfare benefit plans for 24 months (or an equivalent cash payment if participation is not permissible). If Mr. Rollins’ employment is terminated by reason of his disability or death, he will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of the “replacement award” and time-vested equity incentive awards, plus a pro rata portion of performance-based awards that have been earned.

Pursuant to the terms of his Employment Agreement, Mr. Rollins is subject to certain restrictive covenants during the term of his employment and for a period of two years after termination of his employment, unless Mr. Rollins resigns for good reason. Under these covenants, Mr. Rollins may not (1) operate, own, be employed by or consult with any competing business (as defined in his Employment Agreement), (2) directly or indirectly solicit customers or employees of BancorpSouth or any of its affiliates or (3) divulge confidential information about us or our affiliates.

Mr. Rollins’ Employment Agreement provides no additional rights to Mr. Rollins if a change in control (as defined in his Employment Agreement) occurs during the first two years of his employment. For a change in control that occurs thereafter, Mr. Rollins would receive no benefits or payments unless his employment is terminated without cause or he resigns for good reason within 12 months following the change in control. In that event, Mr.

Rollins will receive unpaid salary, vacation accruals and other amounts due on termination, full vesting of all equity incentive awards and a lump sum cash severance payment equal to three times the aggregate of his base salary and the cash incentive award paid at “target” level of performance (which is 100% of his base salary). Further, Mr. Rollins would continue to participate in our health and welfare benefit plans during a 36-month period following termination or an equivalent cash payment if participation is not permissible. If the change in control occurs after the expiration of his Employment Agreement (which has a term of three years), Mr. Rollins would be entitled to similar rights and payments under his Change in Control Agreement. However, the cash severance payment would be calculated as three times the aggregate of Mr. Rollins’ base pay and the “maximum” cash incentive award (rather than “target”) that could have been earned during the fiscal year in which the change in control occurs. Payments and benefits on a change in control are reduced under his Employment Agreement and his Change in Control Agreement in the event that the aggregate change in control payments would result in a “parachute payment,” as defined in Sections 280G and 4999 of the Internal Revenue Code. A “parachute payment” generally is three times average annual compensation, so the reduction would be applied to limit payments otherwise resulting from a change in control to this amount, thereby avoiding imposition of a parachute payment excise tax under Section 4999 of the Internal Revenue Code. This reduction does not apply, however, in the event that the aggregate payments due on the change in control, net of the excise tax under Section 4999 of the Internal Revenue Code, would be greater than the aggregate payments received after applying the reduction. No “tax gross up” or similar payments would be made to Mr. Rollins in the event he incurs the excise tax under Section 4999 of the Internal Revenue Code. For more information about the amounts payable to Mr. Rollins under his Employment Agreement, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Change in Control Agreements

We have entered into a Change in Control Agreement with certain of our executives, including each of the Named Executive Officers, that provides certain benefits in the event that we experience a change in control and we terminate the executive’s employment without cause (including conviction of certain crimes, commission of certain acts of dishonesty or intentional neglect of or material inattention to duties), or the executive terminates his or her employment with cause (including a material adverse alteration in the executive’s position, a reduction in compensation, a relocation of the executive to a location more than 35 miles from the executive’s current workplace or a material breach by us of our employment policies) within 24 months after a change in control. In general, the amount payable to Mr. Kelley under his agreement is 300% of the amount of annual base compensation and the highest annual cash incentive payment that he would otherwise be entitled to receive in the year that the change in control occurs, and the amount payable to Messrs. Prater, Lewis and Threadgill is 200% of such annual base compensation and annual incentive award. Each agreement includes a “double trigger” (i.e., requiring both a change in control and termination of the executive’s employment for the executive to receive payment) so that the executive will only receive additional benefits if a change in control also has an adverse impact on the executive and the surviving entity is not required to provide such benefits if it desires to maintain the services of the executive. For more information about the amounts payable to the Named Executive Officers under the Change in Control Agreements, see the section below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

In November 2012, we entered into a Change in Control Agreement with Mr. Rollins in connection with his recruitment and appointment as our Chief Executive Officer. His agreement has several terms that differ slightly from the Change in Control Agreements with our other executive officers, and his Change in Control Agreement will not become effective unless and until his Employment Agreement (which has a term of three years) expires, provided that he continues to be employed by us following such expiration. Mr. Rollins’ Employment Agreement includes change in control provisions that will apply in the event a change in control occurs during its term.

Retirement Benefits

We maintain certain compensatory arrangements as part of our executive compensation program that are intended to provide payments to certain of our employees, including the Named Executive Officers, upon their resignation or retirement. These include our 401(k) Profit-Sharing Plan, a defined benefit retirement plan referred to as our Retirement Plan, a supplemental defined benefit plan referred to as our Restoration Plan, a supplemental defined benefit plan referred to as our Supplemental Executive Retirement Plan and a contributory deferred compensation arrangement referred to as our Deferred Compensation Plan. The purpose of these plans is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success.

All of our employees who have attained the age of 18 are eligible to participate in our 401(k) Profit-Sharing Plan with respect to elective deferrals. Employees are eligible for matching contributions after completing one year of service. Employees who completed their first hour of service on or after January 1, 2006 and have attained the age of 21 are eligible to participate in our profit-sharing contributions. Pursuant to the plan, each participant could contribute up to a maximum of $23,000 for 2013 ($17,500 limit for all employees plus $5,500 maximum “catch-up” for each employee over the age of 50). Under the plan, we provide a matching contribution for the first five percent of base salary contributed in the plan, up to a maximum of $12,750 per year.

We maintain the Retirement Plan, a tax-qualified, non-contributory, defined benefit retirement plan, for our employees. The Retirement Plan provides benefits for employees who had reached the age of 21 and had completed one year of service. Such employees hired prior to January 1, 2006 accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016. After that date, such employees will accrue benefits based on a cash balance formula. Employees hired on or after January 1, 2006 accrue benefits under a cash balance formula as of January 1, 2012. For 2013, the maximum annual benefit allowable under the Internal Revenue Code with respect to the Retirement Plan was $205,000 and the maximum amount of allowable annual compensation considered was $255,000.

We have also adopted the Restoration Plan, a non-qualified, non-contributory, unfunded defined benefit pension plan for certain officers. Benefits under the Restoration Plan are based on the same formulae as those in the Retirement Plan, but only to the extent that compensation and annual benefit accruals exceed the limits under the Internal Revenue Code and, therefore, are not included in the Retirement Plan.

We maintain the Supplemental Executive Retirement Plan, a non-qualified, non-contributory, unfunded defined benefit pension arrangement for selected key employees in the form of a deferred compensation agreement. Benefits under the Supplemental Executive Retirement Plan are based primarily on final average compensation. This arrangement supplements the benefits under the Retirement Plan and the Restoration Plan.

We also maintain the Deferred Compensation Plan to allow certain members of senior management to defer a portion of their cash compensation. Amounts that are deferred are credited with a market interest rate and are paid out upon retirement or termination of employment.

Prior to January 1, 2012, employees hired on or after January 1, 2006 did not receive any benefit under the Retirement Plan or the Restoration Plan, and instead received an automatic contribution to the 401(k) Profit-Sharing Plan equal to 2% of their respective salaries. This additional 2% contribution was not dependent on employee deferrals to the 401(k) Profit-Sharing Plan. This automatic contribution was discontinued as of January 1, 2012. All of our Named Executive Officers, except Messrs. Prater and Rollins, who were hired after January 1, 2006, participate in the Retirement Plan and the Restoration Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Mr. Prater participates in the Retirement Plan and the Restoration Plan and accrues benefits based on a cash balance formula effective January 1, 2012. Mr. Rollins participates in the Retirement Plan and the Restoration Plan and accrue benefits based on a cash balance formula effective November 27, 2013.

Each of the Named Executive Officers other than Messrs. Rollins and Prater is eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. Messrs. Rollins and Prater are eligible for normal or early retirement pursuant to the 401(k) Profit-Sharing Plan, the Supplemental Executive Retirement Plan and the Deferred Compensation Plan. The amounts each Named Executive Officer would have received under these plans if he had retired on December 31, 2013 are provided below in the section entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change-in-Control.”

Life Insurance Plans

Split Dollar Life Insurance Plan

BancorpSouth Bank adopted a new Split Dollar Life Insurance Plan effective January 1, 2013 that provides benefits to us and certain executive officers upon death. Each of Messrs. Rollins and Prater participates in this plan. The death benefit is an amount up to 250% of the participant’s total compensation, subject to certain limitations. Mr. Rollins’ maximum death benefit is $1 million and Mr. Prater’s maximum death benefit is $750,000. BancorpSouth

Bank is the sole owner of the corresponding life insurance policies and is required to maintain the policies in full force and effect and pay any premiums due on the policies. The plan provides that a participant’s beneficiary will be entitled to certain death benefits if the participant’s death occurs:

•	Before his or her separation from service;

•	Within 24 months following a change in control (as defined in the Split Dollar Life Insurance Plan); or

•	After the employee has reached age 55 and completed five years of participation.

All proceeds in excess of the death benefits received by the participant’s beneficiary are retained by BancorpSouth Bank to offset the cost of providing the benefit.

Survivor Income Agreements

We have entered into a Survivor Income Agreement with each of Messrs. Lewis, Kelley and Threadgill. The death benefit under these agreements is an amount up to 250% of the participant’s total compensation, subject to certain limitations. The maximum death benefit for each of Messrs. Lewis, Kelley and Threadgill is $550,000. We own the corresponding life insurance policies, prepaid all premiums due on the policies and are generally required to maintain the policies in full force and effect. Upon the executive’s retirement or a change of control (as defined in the Survivor Income Agreement), however, the executive may elect to have a portion of the life insurance policy converted to a “split dollar” arrangement, in which case the executive will become the owner of a portion of the policy and we will pay a gross-up for any taxes owed by the executive in connection with the conversion. Further, we may generally elect to terminate any of the life insurance policies at any time, in which case the executive will have 30 days to purchase the policy from us. The agreements provide that the executive’s beneficiary will be entitled to certain death benefits if the executive’s death occurs:

•	While he or she is an active employee; or

•	After he or she ceases to be an active employee because of disability but before recovering from such disability.

All proceeds in excess of the death benefits received by the executive’s beneficiary are retained by us to offset the cost of providing the benefit.

Risk Management Considerations

The Executive Compensation and Stock Incentive Committee reviews the risks and rewards associated with our compensation programs. The Executive Compensation and Stock Incentive Committee designs our compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. The committee believes that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. In addition, as discussed above in the section entitled “– Compensation Policy,” we have an Executive Officer Incentive-Based Compensation Recovery Policy, which sets forth the conditions under which we may recover excess incentive-based compensation paid or awarded to or received by any of our current or former executive officers. Beginning in 2013, the Chairman of the Risk Management Committee meets at least annually with either the Executive Compensation and Stock Incentive Committee or its Chairman.

Together, the features of our executive compensation program are intended to:

•	Ensure that our compensation opportunities do not encourage excessive risk taking; and

•	Focus our executive officers on managing BancorpSouth towards creating long-term, sustainable value for our shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid or accrued by us for the last three years with respect to each of our “Named Executive Officers” – the Chief Executive Officer, the Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2013 and whose total compensation for 2013 exceeded $100,000:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation (7)	Total
James D. Rollins III Chief Executive Officer(8)	2013	$700,000	$220,000	$349,566	$—	$787,500	$143,743		$177,766	$2,378,575
	2012	26,923	470,000	1,498,282	—	—	672,755		—	2,667,960

William L. Prater Treasurer and Chief Financial Officer	2013	360,000	—	326,880	—	202,500	48,734		22,818	960,932
	2012	332,176	—	53,685	62,195	256,105	82,119		22,466	808,746
	2011	287,513	—	68,535	—	—	35,166		27,217	418,431

James V. Kelley President and Chief Operating Officer	2013	512,500	—	—	—	576,563	20,920		30,558	1,140,541
	2012	512,500	—	81,124	88,060	595,781	438,948		31,674	1,748,087
	2011	512,500	—	207,128	—	—	371,816		31,328	1,122,772

Gordon R. Lewis Executive Vice President	2013	386,238	—	274,500	—	217,259	119,074		24,274	1,021,345
	2012	374,989	—	89,475	103,659	289,568	219,497		25,078	1,102,266
	2011	339,788	—	114,225	—	1,417	186,803		24,253	666,486

W. James Threadgill, Jr.(9) Executive Vice President	2013	322,393	—	230,220	—	181,346	—	(10)	29,608	763,567
	2011	304,241	—	68,535	—	38,030	227,341		25,541	663,688

(1)	The amounts shown for 2013 include the following amounts of deferred compensation in accordance with the Deferred Compensation Plan:

Name	Deferred Compensation
James D. Rollins III	$—
William L. Prater	—
James V. Kelley	—
Gordon R. Lewis	175,502
W. James Threadgill, Jr.	—

(2)	Pursuant to his Employment Agreement, Mr. Rollins received a cash award of $470,000 payable on November 27, 2012 and a cash award of $220,000 paid on March 1, 2013.
(3)	Reflects the aggregate grant date fair value of restricted stock and performance shares computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. For Messrs. Prater, Kelley, Lewis and Threadgill, the amounts shown reflect the aggregate grant date fair value for performance shares granted under the Long-Term Equity Incentive Plan, assuming that target performance goals are attained during the applicable “performance period” and service continues through the applicable “retention period.” For the 2011 through 2012 “performance period,” the performance goals were attained at 56% of the target level and, therefore, 56% of the target number of performance shares granted in 2011 have been earned, subject to continued service through the 2013 “retention period”; however, the grant date fair value of the entire target number of such shares is still reflected in the table. For the 2012 through 2013 “performance period,” the performance goals were attained at 148% of the target level and, therefore, 148% of the target number of performance shares granted in 2012 have been earned, subject to continued service through the 2014 “retention period”; however, the grant date fair value of the entire target number of such shares is still reflected in the table. With respect to the performance shares granted in 2013, assuming that the maximum performance goals are attained during the 2013 through 2014 “performance period” and service continues through the 2015 “retention period,” the aggregate grant date fair value of these shares would have been:

Name	Stock Awards
James D. Rollins III	$—
William L. Prater	162,360
James V. Kelley	—
Gordon R. Lewis	221,400
W. James Threadgill, Jr.	132,840

For more information about the restricted stock and performance shares, see the sections above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Restricted Stock” and “COMPENSATION

DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares,” respectively.

For Mr. Rollins, the amount shown reflects the aggregate grant date fair value of (a) 24,083 shares of restricted stock granted under our Long-Term Equity Incentive Plan pursuant to the terms of his Employment Agreement, which are subject to forfeiture until fully vested on November 27, 2017, (b) 88,232 shares of restricted stock granted under our Long-Term Equity Incentive Plan pursuant to the terms of his Employment Agreement, which are subject to forfeiture until fully vested on January 1, 2015, and (c) 21,341 shares of performance-based restricted stock granted under the Long-Term Equity Incentive Plan, which generally vest in three installments on each anniversary of the date of grant, subject to the achievement of applicable performance goals and continued employment.

(4)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the values is set forth in Note 16 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. For more information about the stock options, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Stock Options.”
(5)	The amounts shown reflect cash awards earned during the indicated years under (a) Mr. Rollins’ Employment Agreement, (b) the Amended and Restated Executive Performance Incentive Plan for Messrs. Rollins and Kelley, and (c) the Home Office Incentive Plan for Messrs. Prater, Lewis and Threadgill.
(6)	The key assumptions used to determine the pension values are described below in the section entitled “– Pension Benefits – Assumptions Used to Calculate Pension Values.” Because the interest rate (1.759%) on deferred compensation does not exceed 120% of the applicable federal long-term rate, no earnings on nonqualified deferred compensation are included.
(7)	Details of the amounts reported as All Other Compensation for 2013 are as follows:

Name	401(k) Contribution	Company Automobile	Country Club Dues	Physical Exam	Imputed Income for Life Insurance Benefit*	Civic Dues	Corporate Aircraft Use**	Relocation Expense and Tax Gross- up***
James D. Rollins III	$—	$5,720	$—	$525	$912	$—	$16,860	$153,749
William L. Prater	12,750	8,948	—	525	595	—	—	—
James V. Kelley	12,750	13,464	3,780	525	39	—	—	—
Gordon R. Lewis	12,750	9,103	2,160	—	39	222	—	—
W. James Threadgill, Jr.	12,750	8,480	3,780	3,577	25	—	—	996

*	Reflects the amount of imputed income with respect to participation in BancorpSouth Bank’s split dollar life insurance plans. For more information about these plans, see the sections above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Executive Benefits” and “COMPENSATION DISCUSSION AND ANALYSIS – Split Dollar Life Insurance Plan.”
**	We report use of corporate aircraft by the Named Executive Officers as a perquisite or other personal benefit only if it is not “integrally and directly related” to the performance of the executive’s duties. While we maintain aircraft, the Named Executive Officers other than Messrs. Rollins and Kelley are not generally entitled to use our aircraft for personal travel. SEC rules require us to report any such use as compensation in an amount equal to our aggregate incremental cost. The amount reported for Mr. Rollins relates to five round-trip flights taken in connection with his relocation to Tupelo, Mississippi, including several on which his spouse and other family members accompanied him. We estimate our aggregate incremental cost to be equal to the average operating cost per hour for the year (which includes items such as fuel, maintenance, landing fees, additional crew expenses and other expenses incurred based on the number of hours flown per year) multiplied by the number of hours for each flight.
***	Of the amount reported for Mr. Rollins, $148,928 relates to miscellaneous relocation expenses including tax gross-ups and $4,821 relates to a tax gross-up for his spouse accompanying him on multiple business purpose flights on our corporate aircraft. The amount reported for Mr. Threadgill relates to a tax gross-up for his spouse accompanying him on a business purpose flight on our corporate aircraft.
(8)	Mr. Rollins was appointed Chief Executive Officer effective November 27, 2012. Because Mr. Rollins was not a Named Executive Officer in 2011, information is provided only for 2012 and 2013.
(9)	Because Mr. Threadgill was not a Named Executive Officer with respect to 2012, information is only provided for 2011 and 2013.
(10)	Because the actual change in pension value for Mr. Threadgill was ($70,678), the amount is reflected as zero.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The change in each executive’s pension value that is reported in the Summary Compensation Table is the change in our obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value of a benefit, as of December 31 of each respective year, that will be paid at the executive’s normal retirement date (age 65) based on the benefit formula and the executive’s current pay and service.

Change in pension values may be a result of various sources such as:

•	Service accruals. As the executive earns an additional year of service, the present value of the liability increases because the executive has earned one year more service than he had at the prior measurement date.

•	Compensation increases/decreases. As the executive’s compensation increases, the present value of the liability increases because the executive’s average compensation under each plan has increased since the prior measurement date. If the executive’s compensation decreases, however, average compensation under each plan normally will not decrease as a result of the definition of average compensation.

•	Aging. The change in pension values shown in the Summary Compensation Table are present values of retirement benefits that will be paid in the future. Generally, as an executive who is under age 65 approaches retirement, the present value of the liability increases for each year that the executive is nearer to retirement.

•	Changes in assumptions. The change in pension values shown in the Summary Compensation Table is the present value of the increase in pension benefits during the applicable year. A discount rate and mortality table are used to calculate this value. The discount rates used under the Retirement Plan, the Restoration Plan and the Supplemental Executive Retirement Plan all increased since the prior year, which caused a decrease in the present value of the benefit as of December 31, 2013. The mortality table was updated since the prior year to reflect mortality improvements.

The pension benefits and assumptions used to calculate these values are described in more detail in the section below entitled “– Pension Benefits.”

Realized Compensation for 2013

The SEC’s calculation of total compensation, as shown in the section above entitled “– Summary Compensation Table,” includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the Named Executive Officers. To supplement the SEC-required disclosure, we have included the following additional table, which shows compensation actually realized in 2013 by each Named Executive Officer:

Name and Principal Position	Total 2013 Realized Compensation(1)
James D. Rollins III	$1,885,266
Chief Executive Officer
William L. Prater	585,318
Treasurer and Chief Financial Officer
James V. Kelley	1,119,621
President and Chief Operating Officer
Gordon R. Lewis	627,771
Executive Vice President
W. James Threadgill, Jr.	533,347
Executive Vice President

(1)	Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the section above entitled “– Summary Compensation Table.” Realized compensation is not a substitute for total compensation. As compared to the amounts reported in the Summary Compensation Table, “Total Realized Compensation” represents (a) the amount calculated under applicable SEC rules and set forth in the “Total” column of the Summary Compensation Table, minus (b) the aggregate grant date fair value of equity awards (as reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table), minus (c) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table), plus (d) the value realized from the exercise of stock options and the vesting of restricted stock or performance shares before payment of any applicable withholding taxes and brokerage commissions (as reflected in the “Option Exercises and Stock Vested” table below).

Grants of Plan-Based Awards

The following table sets forth certain information regarding plan-based awards granted to the Named Executive Officers during 2013:

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards(3)
James D. Rollins III	—	$700,000	$1,400,000	—	—	—	—		—	$—	$—
	3/26/13	—	—	—	—	—	21,341	(4)	—	—	349,566
William L. Prater	—	180,000	360,000	—	—	—	—		—	—	—
	1/15/13	—	—	693	5,500	11,000	—		—	—	81,180	(5)
	3/26/13	—	—	—	—	—	15,000	(6)	—	—	245,700
James V. Kelley	—	384,375	768,750	—	—	—	—		—	—	—
Gordon R. Lewis	—	193,119	386,238	—	—	—	—		—	—	—
	1/15/13	—	—	945	7,500	15,000	—		—	—	110,700	(5)
	3/26/13	—	—	—	—	—	10,000	(6)	—	—	163,800
W. James Threadgill, Jr.	—	161,197	322,393	—	—	—	—		—	—	—
	1/15/13	—	—	567	4,500	9,000	—		—	—	66,420	(5)
	3/26/13	—	—	—	—	—	10,000	(6)	—	—	163,800

(1)	The estimated payouts shown reflect cash incentive awards granted (a) under the Amended and Restated Executive Performance Incentive Plan for Messrs. Rollins and Kelley and (b) under the Home Office Incentive Plan for Messrs. Prater, Lewis and Threadgill, where receipt is contingent upon the achievement of certain performance goals. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Annual Incentive Compensation.”
(2)	Reflects the number of performance shares granted under our Long-Term Equity Incentive Plan that will vest on January 1, 2016 upon the achievement of certain performance goals for the 2013 through 2014 “performance period” and continued service through the 2015 “retention period.” The amounts shown assume that the “circuit-breaker” feature (i.e., cumulative earnings per share over two years based on 70% of budget) is satisfied and threshold, target or maximum performance (as applicable) is achieved with respect to both of the performance measures (i.e., two-year cumulative earnings per share and two-year average deposits and other funding sources). For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(4)	Reflects 21,341 shares of performance-based restricted stock granted under the Long-Term Equity Incentive Plan, which generally vest in three installments on each anniversary of the date of grant, subject to the achievement of applicable performance goals and continued employment. For more information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Restricted Stock.”
(5)	With respect to performance shares granted under our Long-Term Equity Incentive Plan, the amounts shown assume that target performance goals are attained during the 2013 through 2014 “performance period” and service continues through the 2015 “retention period.” For additional information, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(6)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, all of which vest on May 15, 2018.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides certain information with respect to the Named Executive Officers regarding outstanding equity awards as of December 31, 2013:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options(1)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock Held that Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	(Exercisable)	(Unexercisable)		Options	Price	Date	Vested		Not Vested(2)	Vested(3)	Vested(2)
James D. Rollins III	—	—		—	$—	—	133,656	(4)	$3,397,536	—	$—
William L. Prater	4,800	—		—	24.27	10/31/2015	—		—	—	—
	10,000	—		—	22.39	10/31/2016	—		—	—	—
	15,000	—		—	13.25	11/30/2017	—		—	—	—
	5,000	10,000	(5)	—	11.93	1/24/2019	—		—	—	—
	—	—		—	—	—	—		—	14,500	368,590
	—	—		—	—	—	15,000	(6)	381,300	—	—
James V. Kelley	32,000	—		—	24.03	10/31/2014	—		—	—	—
	35,000	—		—	23.19	11/30/2015	—		—	—	—
	50,500	—		—	22.97	10/31/2014	—		—	—	—
	50,500	—		—	24.27	10/31/2015	—		—	—	—
	42,477	—		—	22.39	10/31/2016	—		—	—	—
	42,477	—		—	13.25	11/30/2017	—		—	—	—
	7,079	14,159	(5)	—	11.93	1/24/2019	—		—	—	—
	—	—		—	—	—	—		—	20,400	518,568
Gordon R. Lewis	6,000	—		—	24.03	10/31/2014	—		—	—	—
	6,000	—		—	23.19	11/30/2015	—		—	—	—
	4,800	—		—	22.97	10/31/2014	—		—	—	—
	15,000	—		—	24.27	10/31/2015	—		—	—	—
	20,000	—		—	22.39	10/31/2016	—		—	—	—
	25,000	—		—	13.25	11/30/2017	—		—	—	—
	8,333	16,667	(5)	—	11.93	1/24/2019	—		—	—	—
	—	—		—	—	—	—		—	22,500	571,950
	—	—		—	—	—	10,000	(6)	254,200	—	—
W. James Threadgill, Jr.	12,000	—		—	24.03	10/31/2014	—		—	—	—
	12,000	—		—	23.19	11/30/2015	—		—	—	—
	4,800	—		—	22.97	10/31/2014	—		—	—	—
	12,000	—		—	24.27	10/31/2015	—		—	—	—
	15,000	—		—	22.39	10/31/2016	—		—	—	—
	15,000	—		—	13.25	11/30/2017	—		—	—	—
	5,000	10,000	(5)	—	11.93	1/24/2019	—		—	—	—
	—	—		—	—	—	—		—	13,500	343,170
	—	—		—	—	—	10,000	(6)	254,200	—	—

(1)	The amounts shown reflect option awards granted under the Long-Term Equity Incentive Plan.
(2)	Based upon the closing sale price of our common stock of $25.42 per share, as reported on the New York Stock Exchange on December 31, 2013.
(3)	Reflects the aggregate target number of performance shares granted in 2011, 2012 and 2013 under the Long-Term Equity Incentive Plan subject to the achievement of certain performance goals at the target level and continued service. For the performance shares granted in 2011, the performance goals were attained at 56% of the target level and 56% of the target number of performance shares granted in 2011 have been earned, although the entire target number of such shares is still reflected in the table. For the performance shares granted in 2012, the performance goals were attained at 148% of the target level and 148% of the target number of performance shares granted in 2012 have been earned, although the entire target number of such shares is still reflected in the table. For more information about the awards, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-Term Incentive Compensation – Performance Shares.”
(4)	Reflects (a) 24,083 shares of restricted stock granted pursuant to the terms of Mr. Rollins’ Employment Agreement, which are subject to forfeiture until fully vested on November 27, 2017, (b) 88,232 shares of restricted stock granted pursuant to the terms of his Employment Agreement, which are subject to forfeiture until fully vested on January 1, 2015, and (c) 21,341 shares of performance-based restricted stock granted under the Long-Term Equity Incentive Plan, which generally vest in three installments on each anniversary of the date of grant, subject to the achievement of applicable performance goals and continued employment.

(5)	One-half of these options becomes exercisable on each of January 25, 2014 and January 25, 2015.
(6)	Reflects shares of restricted stock granted under the Long-Term Equity Incentive Plan, all of which vest on May 15, 2018.

Option Exercises and Stock Vested

The following table shows the amounts received by the Named Executive Officers upon the exercise of options or the vesting of restricted stock during 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James D. Rollins III	—	$—	—	$—
William L. Prater	—	—	—	—
James V. Kelley	—	—	—	—
Gordon R. Lewis	—	—	—	—
W. James Threadgill, Jr.	—	—	—	—

Pension Benefits

The following table provides information regarding the present value of the accumulated benefit to each of the Named Executive Officers based on the number of years of credited service under our defined benefit retirement plans as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James D. Rollins III	Retirement Plan	N/A		$5,514	$—
	Restoration Plan	N/A		14,370	—
	Supplemental Executive Retirement Plan	N/A		796,614	—
William L. Prater	Retirement Plan	N/A		10,811	—
	Restoration Plan	N/A		9,404	—
	Supplemental Executive Retirement Plan	N/A		346,973	—
James V. Kelley	Retirement Plan	13	(1)	972,108	—
	Restoration Plan	13	(1)	1,050,180	—
	Supplemental Executive Retirement Plan	N/A		1,015,495	—
Gordon R. Lewis	Retirement Plan	13	(2)	485,720	—
	Restoration Plan	13	(2)	449,727	—
	Supplemental Executive Retirement Plan	N/A		573,461	—
W. James Threadgill, Jr.	Retirement Plan	27		659,049	—
	Restoration Plan	27		507,641	—
	Supplemental Executive Retirement Plan	N/A		417,123	—

(1)	At December 31, 2013, Mr. Kelley had 15 years of past credited service and an earned and accrued annual retirement benefit of $43,118 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.
(2)	At December 31, 2013, Mr. Lewis had two years of past credited service and an earned and accrued annual retirement benefit of $5,308 payable as a ten-year certain single life annuity under the First United Bancshares, Inc. defined benefit pension plan, which was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000 and is maintained by us.

Retirement Plan

We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees who have reached the age of 21 and have completed one year of service. Such employees who were hired prior to January 1, 2006 participate in the Retirement Plan and accrue benefits that are based primarily on final average compensation and length of service until December 31, 2016, after which they will accrue benefits based on a cash balance formula. Eligible employees hired on or after January 1, 2006 participate in the Retirement Plan and accrue benefits based on a cash balance formula effective January 1, 2012 after reaching the age of 18 and completing one year of service.

The key provisions of the Retirement Plan are as follows:

•	Monthly benefit. Participants with a vested benefit will be eligible to receive retirement benefits, calculated using the following formulae, each month for the rest of their lives beginning on their normal retirement date (i.e., the date they reach age 65):

•	Final average pay formula. This formula applies for employees hired prior to January 1, 2006. On December 31, 2016, the final average pay benefit will be frozen and accruals in 2017 and later for employees hired prior to January 1, 2006 will be based on the cash balance formula. The final average pay formula is the sum of:

•	0.65% of the average compensation times years of service up to 35 years; plus

•	0.65% of the average compensation in excess of “covered compensation” (average of the Social Security wage base) times years of service up to 35 years.

•	Cash balance formula. This formula applied beginning January 1, 2012 for employees hired on or after January 1, 2006 and beginning January 1, 2017 for employees hired before January 1, 2006. The cash balance formula is based on the following:

•	Retirement benefit will be based on the value of a hypothetical account balance that is credited with 2.5% of pay for each year that the participant works at least 1,000 hours; and

•	The hypothetical account will be granted interest credits each year based on the yield of the six-month Treasury Bill as of the prior September plus 150 basis points.

Additional provisions may apply for participants who worked for a company that was acquired by us. Benefits are limited to the annual benefit limit set forth in Internal Revenue Code Section 415, which was $250,000 per year in 2013.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of five consecutive years that produces the highest average. This amount is subject to the annual compensation limit in Internal Revenue Code Section 401(a)(17), which was $255,000 in 2013.

•	Integration with Social Security (covered compensation). As permitted by the Internal Revenue Code, the final average pay formula provides higher benefit accruals for participants earning in excess of covered compensation (a 35-year average of the taxable wage base) so that their total retirement income (including Social Security benefits) as a percentage of compensation will be comparable to that of other employees.

•	Vesting. Participants become vested after reaching three years of service.

•	Early retirement benefits. Participants may elect to retire prior to their normal retirement date. If a participant is at least age 55 and has at least ten years of service, then he or she may receive benefits early. In such cases, the monthly benefit based on the final average pay formula will be calculated using the benefit formula described above, reduced by the sum of 6.67% times the number of years (up to five) that the participant elects to retire prior to the normal retirement date, plus 3.33% times the number of years (up to five) that the participant elects to retire prior to age 60. Based on the cash balance formula, the monthly benefit will be a single life annuity that is actuarially equivalent to the cash balance account value payable as of the early retirement date.

•	Death benefits. The participant’s beneficiary will receive a life annuity in an aggregate amount equal to the greater of (1) 50% of the amount the participant would have received if he or she had survived and elected the qualified joint and 50% contingent option payable at the earliest date allowed under the plan or (2) an amount that can be provided by the present value of the participant’s accrued benefit based on the final average pay formula plus the cash balance account value as of the participant’s date of death. If the participant made a valid election as of December 31, 2008, the beneficiary will receive a lump sum payment with respect to benefits accrued prior to January 1, 2004.

•	Disability benefits. Disabled participants will receive their accrued benefit determined as of the date of disability.

•	Special note on lump sum payments. The Retirement Plan has limited the lump sum value of benefits accrued after December 31, 2003 to $20,000. If the lump sum value of the portion of the participant’s benefit that has accrued since December 31, 2003 exceeds $20,000, the participant will not be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits. Instead, the participant will be eligible to receive a single lump sum payment equal to the value of all of his or her retirement benefits that accrued up to December 31, 2003. Then, the portion of the participant’s benefit that has accrued since December 31, 2003 will be available as a residual annuity payment in addition to the lump sum payment option. A participant may, however, receive a lump sum payment of the entire benefit based on the cash balance formula.

Restoration Plan

This plan provides a supplement to our Retirement Plan for amounts that exceed the statutory limits on qualified plans under the Internal Revenue Code. As a result, the executives, officers and management employees designated to participate in this plan will have a similar total retirement income as a percentage of total compensation as our other employees. This plan applies to compensation earned in excess of the limitation of Section 401(a)(17) of the Internal Revenue Code (i.e., $255,000 in 2013). It also provides benefits that would otherwise be reduced by the annual limitation on annuity payments under Section 415 of the Internal Revenue Code (i.e., $205,000 in 2013). Benefits are calculated by applying the same benefit formulae that apply under the Retirement Plan to the average compensation based on the final average pay formula or the annual compensation based on the cash balance formula earned by the participant in excess of these limits. For this purpose, compensation is the same as defined in the Retirement Plan but excludes commissions and includes compensation that is deferred under the Deferred Compensation Plan. Benefits are forfeited if the participant has not earned three years of vesting service under our Retirement Plan, is terminated for cause or violates certain noncompete or confidentiality covenants. Benefits are paid out of our general assets and are not dependent on investment returns or interest earned. Benefits are paid in the form of an annuity at the later of age 55 or separation from service, and benefits under the cash balance formula are paid as a lump sum within 90 days after separation from service.

In general, the provisions for the Restoration Plan are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code in connection with compensation and benefits. The net benefit payable under the plan is the difference between this gross benefit and the benefit payable by the Retirement Plan.

Supplemental Executive Retirement Plan

We sponsor a non-qualified, non-contributory, unfunded defined benefit pension arrangement for select key employees. Benefits are paid out of our general assets and are not impacted by investment returns or interest earned. The key provisions of the Supplemental Executive Retirement Plan are as follows:

•	Monthly benefit. Eligible participants will receive 15% of average compensation, payable on the date of the participant’s retirement after age 65. As a result of an amendment to the plan in 2012, the Executive Compensation and Stock Incentive Committee has the authority to provide supplemental benefits in an amount up to $1,000 per month for the maximum payment period.

•	Average compensation. Average compensation is the average of eligible pay earned over the period of 36 months beginning January 1, 2006 or later that produces the highest average. Earnings in this plan include compensation that is deferred under the Deferred Compensation Plan.

•	Eligibility. Participants are a select group of management or highly compensated employees who are designated by the Executive Compensation and Stock Incentive Committee to participate.

•	Early retirement benefits. Participants may elect to retire and commence payments as early as age 55. The monthly benefit is calculated in the same manner as the normal retirement benefit, but is reduced 5% for each year that the participant elects to retire prior to age 65.

•	Death, disability and change in control benefits. If a participant dies or becomes totally and permanently disabled prior to retirement, the participant’s designated beneficiary will receive the early retirement benefit described above, but such an amount will not be less than one-half of the normal retirement benefit (i.e., 7.5% of average monthly compensation). Upon termination of employment following a change in control, the participant will receive the full retirement benefit with no reduction for termination prior to age 65.

•	Form of benefit payment. All benefits will be paid in equal consecutive monthly installments over a period of ten years.

•	Forfeiture of benefits. Except in the event of death, disability or a change in control, benefits under the plan are forfeited by participants who terminate employment prior to age 55. Benefits are also forfeited if a participant violates noncompete or confidentiality covenants.

Compounding Effect of Compensation Increases

The Executive Compensation and Stock Incentive Committee is aware that compensation increases for executive officers have the effect of enhancing benefits under its pension plans, particularly the Restoration Plan and the Supplemental Executive Retirement Plan. In general, these are defined benefit plans that are based on average compensation over five and three years, respectively. Salary and cash incentive award increases tend to have only a modest compounding impact on total amounts received by executives. Towers Watson, in its capacity as benefits consultant and pension actuary, provides us with relevant information so that the committee is able to consider the compounding effect of compensation adjustments under these programs.

Assumptions Used to Calculate Pension Values

Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions have been applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, “Compensation – Retirement Benefits,” or FASB ASC Topic 715, on the measurement date, although SEC rules specify certain exceptions (as noted in the table below).

The changes in pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year). The accumulated pension values shown in the Pension Benefits Table are based on the assumptions applied as of December 31, 2013.

The following key assumptions are used to determine the pension values:

Assumption	Basis for Assumption	December 31, 2012	December 31, 2013
Discount rate	Under SEC rules, discount rate used to measure pension liabilities under FASB ASC Topic 715.	4.05% for the Retirement Plan; 3.65% for the Restoration Plan; 2.85% for the Supplemental Executive Plan	4.90% for the Retirement Plan; 4.50% for the Restoration Plan; 3.65% for the Supplemental Executive Plan
Rate of future salary increases	Under SEC rules, no salary projection.	0%	0%
Form of payment	Retirement Plan: normal form of payment.(1) Restoration Plan: normal form of payment.(2) Supplemental Executive Retirement Plan: normal form of payment.	Life annuity Specified by participant Ten-year certain annuity	Life annuity Specified by participant Ten-year certain annuity
Date of retirement	For Summary Compensation Table and Pension Benefits Table, use normal retirement age pursuant to SEC rules.	Age 65	Age 65
	For Potential Payments Upon Termination or Change-in-Control Tables, use the determination date.	Immediate(3)	Immediate(3)
Lump sum interest rate

For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.

For Potential Payments Upon Termination or Change-in-Control Tables, use interest rate defined by the plan for the upcoming plan year pursuant to §417(e) of Internal Revenue Code.

		Assumed equal to the discount rate used for the Retirement Plan. Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code.	Assumed equal to the discount rate used for the Retirement Plan. Rates as specified at the time of payment by the Treasury under §417(e) of Internal Revenue Code.
Post-retirement mortality	For Summary Compensation Table and Pension Benefits Table, use same assumption to measure pension liabilities under FASB ASC Topic 715.	RP-2000 (50/50 Blend) for lump sum option. Sex-distinct tables for annuity option. All tables updated to measurement date.	RP-2000 (50/50 Blend) for lump sum option. Sex-distinct tables for annuity option. All tables updated to measurement date.
	For Potential Payments Upon Termination or Change-in-Control Tables, use Mortality Table pursuant to §417(e) of Internal Revenue Code.	RP-2000 (50/50 Blend) projected to 2012	RP-2000 (50/50 Blend) projected to 2013

(1)	For the Retirement Plan, information in the Summary Compensation Table and the Pension Benefits Table assumes the normal form of payment is a life annuity. For these tables, it is assumed that 5% of participants elect the normal form for benefits accrued prior to January 1, 2004 and 95% elect a lump sum payment for benefits accrued prior to January 1, 2004. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. For the cash balance formula benefit, it is assumed that 95% of participants elect a lump sum and 5% elect an annuity. Results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity. For more information, see the subsection above entitled “– Retirement Plan – Special Note on Lump Sum Payments.”
(2)	For the Restoration Plan, certain participants were allowed to make an election as of December 31, 2008 to receive the benefits accrued prior to January 1, 2004 as a lump sum payment or as a life annuity. Messrs. Kelley and Threadgill elected to receive life annuities, while Mr. Lewis elected to receive a lump sum payment. For benefits accrued after December 31, 2003, it is assumed that participants elect the normal form for benefits. In the event that a lump sum payment was elected, results in the Potential Payments Upon Termination or Change-in-Control Tables show the lump sum value of the participant’s accrued benefit as of December 31, 2003 plus an additional life annuity.
(3)	For the Retirement Plan and the Restoration Plan, participants may retire immediately under the early retirement provisions of each plan if they have reached age 55 and earned at least ten years of vesting service. Participants who retire prior to age 65 and do not meet early retirement eligibility requirements may elect an immediate annuity that is actuarially equivalent to their accrued benefit. Cash balance formula benefits are payable as a lump sum at any time after termination, with the option to elect an actuarially equivalent annuity. For the Supplemental Executive Retirement Plan, participants may retire immediately under the early retirement provisions of the plan if they have reached age 55. Participants who terminate employment prior to retirement eligibility will not be eligible for a benefit under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

The following table shows the activity during 2013 and the aggregate balance held by each of the Named Executive Officers at December 31, 2013 under the Deferred Compensation Plan:

Name	Executive Contributions	BancorpSouth Contributions	Aggregate Earnings(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2013
James D. Rollins III	$—	$—	$—	$—	$—
William L. Prater	—	—	—	—	—
James V. Kelley	—	—	—	—	—
Gordon R. Lewis	175,502	—	8,225	—	535,645
W. James Threadgill, Jr.	—	—	—	—	—

(1)	The amounts shown reflect interest earned with respect to deferred compensation during 2013. Because the interest rate on deferred compensation (1.759%) did not exceed 120% of the applicable federal long-term rate, these amounts are not reflected in the Summary Compensation Table.

We maintain the Deferred Compensation Plan as a nonqualified contribution benefit arrangement for our executive officers. This plan permits eligible employees to elect to defer a portion of their compensation. We do not make a matching or other contribution under this plan. Each participant’s account is credited with interest effective June 30 and December 31 of each calendar year. Interest is credited at the rate equal to the yield on the most recently-issued U.S. Treasury note with an original maturity of ten years or the most recently-issued U.S. Treasury note with an original maturity of one year, whichever is greater, as quoted in The Wall Street Journal for the last business day of the calendar year. Participant accounts are distributed following retirement or separation from service in installment payments over ten years, unless the participant timely elects a different form of payment. Generally, payments cannot commence until six months following separation from service.

In addition, we have a Salary Continuation Agreement with Mr. Lewis, dated as of August 17, 1990, that provides an incentive for him to remain continually employed at least through July 22, 2014, when he reaches age 65. Upon actual retirement thereafter for any reason, Mr. Lewis is entitled to monthly installments of $4,000 for 180 months. Upon death, any remaining installments will be paid to his beneficiary. He will receive no benefits if he terminates his employment prior to age 65, except for death or disability. In the event of disability, Mr. Lewis will receive a monthly disability benefit of $4,000 until he reaches age 65. In the event of death prior to retirement, payments will commence to his beneficiary that would have been due on his retirement. Generally, payments cannot commence until six months following separation from service.

These programs supplement our tax-qualified 401(k) Profit-Sharing Plan, as the Internal Revenue Code limits the amounts that can be accrued in a qualified plan for highly paid executives. Both programs are subject to the rules under Section  409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change-in-Control

The following tables show the amounts that each Named Executive Officer would have received assuming that the Named Executive Officer resigned or retired, his employment was terminated, a change in control occurred or he died or became disabled effective December 31, 2013:

Mr. Rollins

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause(1)		Termination Related to Change in Control		Death or Disability
Base Salary	$—	$1,400,000	(2)	$—	(3)	$—
Non-Equity Incentive Plan Compensation	—	—		—	(4)	—
Options (unvested)	—	—		—		—
Restricted Stock (unvested)	—	3,397,536	(5)	—	(6)	3,397,536	(5)
Performance Shares (unvested)	—	—		—		—
Insurance Benefits	—	59,004	(7)	—	(8)	1,000,000	(9)
Restoration Plan	—	—		—		—
Supplemental Executive Retirement Plan(10)	—	—		135,462		67,731
Accrued Vacation	24,904	24,904		24,904		24,904
Perquisites	—	—		—		—
Excise Tax Gross-up	—	—		—	(11)	—

(1)	The amounts shown would have been payable if BancorpSouth terminated Mr. Rollins’ employment without cause (as defined in his Employment Agreement) or if Mr. Rollins resigned his employment for good reason (as defined in his Employment Agreement).
(2)	The amount shown reflects the product of two times Mr. Rollins’ base salary (assuming that he is not violation of the restrictive covenants set forth in his Employment Agreement) pursuant to the terms of his Employment Agreement.
(3)	Mr. Rollins’ Employment Agreement provides no additional salary payment if a change in control occurs during the first two years of Mr. Rollins’ employment. If BancorpSouth terminated Mr. Rollins’ employment without cause (as defined in his Employment Agreement) or if Mr. Rollins resigned his employment for good reason (as defined in his Employment Agreement) in connection with a change of control, however, he would have received an amount equal to the product of two times his base salary, or $1,400,000.
(4)	Mr. Rollins’ Employment Agreement provides no additional cash incentive payment if a change in control occurs during the first two years of Mr. Rollins’ employment.
(5)	The amount shown reflects the market value on December 31, 2013 of 133,656 shares of restricted stock that would have vested immediately pursuant to the terms of Mr. Rollins’ Employment Agreement.
(6)	If BancorpSouth terminated Mr. Rollins’ employment without cause (as defined in his Employment Agreement) or if Mr. Rollins resigned his employment for good reason (as defined in his Employment Agreement) in connection with a change of control, however, his 133,656 shares of restricted stock would have vested, which had a market value of $3,397,536 on December 31, 2013.
(7)	The amount shown reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of Mr. Rollins’ Employment Agreement.
(8)	Mr. Rollins’ Employment Agreement provides no additional benefits if a change in control occurs during the first two years of Mr. Rollins’ employment. If BancorpSouth terminated Mr. Rollins’ employment without cause (as defined in his Employment Agreement) or if Mr. Rollins resigned his employment for good reason (as defined in his Employment Agreement) in connection with a change of control, however, he would have received $59,004, which reflects the value for participation in our health and welfare benefit plans for a 24-month period in accordance with the terms of his Employment Agreement.
(9)	The amount shown reflects the proceeds from a life insurance policy that we purchased and maintain on behalf of Mr. Rollins upon death prior to separation of service.
(10)	The amounts shown reflect an annuity that would have been payable as of January 1, 2014 for ten years pursuant to the Supplemental Executive Retirement Plan. The benefit is reduced if retirement occurs before age 65.
(11)	Pursuant to Mr. Rollins’ Employment Agreement, Mr. Rollins would not receive a “tax gross up” or similar payment in the event that he incurs an excise tax under Section 4999 of the Internal Revenue Code. Instead, payments and benefits upon a change in control would be reduced in the event that the aggregate change in control payments would result in a “parachute payment,” as defined in Sections 280G and 4999 of the Internal Revenue Code. This reduction would not apply, however, in the event that the aggregate payments due upon the change in control, net of the excise tax under Section 4999 of the Internal Revenue Code, would be greater than the aggregate payments received after applying the reduction. The amounts in the table for Mr. Rollins reflect any such appropriate reduction.

Mr. Kelley

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$2,306,732	(1)	$—
Non-Equity Incentive Plan Compensation	—		—		1,537,821	(2)	432,422	(3)
Options (unvested)	—		—		191,005	(4)	191,005	(4)
Restricted Stock (unvested)	—		—		—		—
Performance Shares (unvested)	—	(5)	—		601,539	(6)	449,426	(5)
Insurance Benefits	—		—		49,500	(7)	600,000	(8)
Restoration Plan	83,994	(9)	83,994	(9)	83,994	(9)	81,799	(10)
Supplemental Executive Retirement Plan(11)	117,394		117,394		123,572		117,394
Accrued Vacation	42,625		42,625		42,625		42,625
Perquisites	—		—		53,307	(12)	—
Excise Tax Gross-up	—		—		1,563,233	(13)	—

(1)	The amount shown reflects a payment of 300% of Mr. Kelley’s annual base compensation in effect at the time of the change in control if either Mr. Kelley’s employment would have been terminated without cause or Mr. Kelley would have terminated his employment with cause within 24 months following a change in control in accordance with the his Change in Control Agreement.
(2)	The amount shown reflects a payment of 300% of the highest annual incentive payment amount Mr. Kelley would have been eligible to receive during 2012 if either Mr. Kelley’s employment would have been terminated without cause or Mr. Kelley would have terminated his employment with cause within 24 months following a change in control in accordance with his Change in Control Agreement. Pursuant to the Executive Performance Incentive Plan, Mr. Kelley would have also received the maximum cash incentive award payable.
(3)	The amount shown reflects the cash incentive amount that would have been awarded under the Amended and Restated Executive Performance Incentive Plan, based on the attainment of the performance goals during 2013.
(4)	The amount shown reflects the value of the shares of our common stock underlying the unvested options granted in 2012 that would have become vested and exercisable in accordance with the terms of the Long-Term Equity Incentive Plan, based on a market value of $25.42 per share as of December 31, 2013. This would have resulted in the vesting of 14,159 shares of common stock. The amount shown would have been realized upon a change in control, irrespective of termination of Mr. Kelley’s employment.
(5)	The amount shown in connection with retirement or as a result of death or disability reflects the market value on December 31, 2013 of performance shares granted in 2011 and 2012. The performance shares granted in 2011 would have been earned at the 56% level at December 31, 2013 upon retirement, death or disability because the performance goals were actually attained at that level for the performance period of 2011 through 2012. This would have resulted in the vesting of 7,616 performance shares for Mr. Kelley. The performance shares granted in 2012 would have been earned at the 148% level at December 31, 2013 upon retirement, death or disability because the performance goals were actually attained at that level for the performance period of 2012 through 2013. This would have resulted in the vesting of 10,064 performance shares for Mr. Kelley. For the performance shares granted in 2013, the performance period of 2013 through 2014 was not completed and no shares would have been earned on December 31, 2013. If, following December 31, 2014, performance goals had been satisfied, the amount that would be earned upon retirement, death or disability would be based on actual performance on December 31, 2013 pursuant to a performance matrix set forth in the award agreement times a fraction, the number of which is the number of months from the beginning of the performance period to the last day of the month in which the participant’s employment was terminated (not exceeding 24) and the denominator of which is 24. Based on the terms of the awards, because Mr. Kelley had not reached age 65 as of December 31, 2013, none of the performance shares granted to him in 2011, 2012 or 2013 would have vested upon his retirement.
(6)	The amount shown in connection with a change in control reflects the market value on December 31, 2013 of performance shares granted in 2011 and 2012. Mr. Kelley did not receive a performance share award in 2013. The performance shares granted in 2011 would have been deemed to be earned at the “target” level at December 31, 2013 upon a change in control even though the performance goals were not actually attained at the target level. The performance shares granted in 2012 would have been deemed to be earned at the 148% level at December 31, 2013 upon a change in control even though the holding periods for the shares had not been satisfied because the performance goals were actually attained at that level for the performance period of 2012 through 2013. This would have resulted in the vesting of 23,664 performance shares for Mr. Kelley.
(7)	The amount shown reflects the premiums for medical, disability and life insurance benefits that would have been provided for a 36-month period in accordance with Mr. Kelley’s Change in Control Agreement.
(8)	The amount shown reflects the proceeds from a life insurance policy that we purchased and maintain on behalf of Mr. Kelley, offset by our cost in providing the benefit, upon death prior to separation of service.
(9)	Mr. Kelley would have received a life annuity of $83,994 per year payable as of January 1, 2014.
(10)	Upon Mr. Kelley’s death, his beneficiary would have received a life annuity of $81,799 per year payable as of January 1, 2014. Upon disability, Mr. Kelley would have received a life annuity of $94,619 per year payable as of September 1, 2014.
(11)	The amount shown reflects an annuity that would have been payable as of January 1, 2014 for ten years pursuant to the Supplemental Executive Retirement Plan. The benefit is reduced if retirement occurs before age 65.
(12)	The amount shown reflects general and executive fringe benefits offered to similarly situated executives including, without limitation, automobile allowance, annual physical examination and civic and country club dues that would have been provided for a 36-month period in accordance with Mr. Kelley’s Change in Control Agreement.

(13)	The amount shown reflects a payment of all excise taxes imposed under Section 4999 of the Internal Revenue Code and any income and excise taxes that would have been payable as a result of any reimbursements for Section 4999 excise taxes in accordance with Mr. Kelley’s Change in Control Agreement. This calculation assumes the maximum federal income tax rate and is based on a five-year average of earnings reported on Form W-2 for the tax years 2008 through 2012.

Mr. Prater

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause	Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—	$720,510	(1),(2)	$—
Non-Equity Incentive Plan Compensation	—		—	720,510	(2)	202,500	(3)
Options (unvested)	—		—	134,900	(4)	134,900	(4)
Restricted Stock (unvested)	—		—	381,300	(5)	56,254	(6)
Performance Shares (unvested)	—	(7)	—	423,497	(8)	233,356	(7)
Insurance Benefits	—		—	39,336	(9)	750,000	(10)
Restoration Plan(11)	11,078		11,078	11,078		11,078
Supplemental Executive Retirement Plan(12)	—		—	61,706		30,853
Accrued Vacation	13,510		13,510	13,510		13,510
Perquisites	—		—	18,946	(13)	—

Mr. Lewis

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$772,476	(1)	$—
Non-Equity Incentive Plan Compensation	—		—		772,476	(2)	217,259	(3)
Options (unvested)	—		—		224,838	(4)	224,838	(4)
Restricted Stock (unvested)	—		—		254,200	(5)	37,495	(6)
Performance Shares (unvested)	—	(7)	—		663,462	(8)	388,926	(7)
Insurance Benefits	—		—		33,000	(9)	600,000	(10)
Restoration Plan	41,695	(14)	41,695	(14)	41,695	(14)	42,472	(15)
Supplemental Executive Retirement Plan(12)	66,097		66,097		69,575		66,097
Accrued Vacation	5,571		5,571		5,571		5,571
Perquisites	—		—		22,970	(13)	—
Nonqualified Deferred Compensation(16)	—		—		—		720,000

Mr. Threadgill

Executive Benefits and Payments upon Termination	Retirement		Involuntary Termination without Cause		Termination Related to Change in Control		Death or Disability
Base Salary	$—		$—		$644,786	(1)	$—
Non-Equity Incentive Plan Compensation	—		—		644,786	(2)	181,346	(3)
Options (unvested)	—		—		134,900	(4)	134,900	(4)
Restricted Stock (unvested)	—		—		254,200	(5)	37,495	(6)
Performance Shares (unvested)	—	(7)	—		398,077	(8)	233,356	(7)
Insurance Benefits	—		—		39,336	(9)	600,000	(10)
Restoration Plan	33,992	(17)	33,992	(17)	33,992	(17)	33,992	(18)
Supplemental Executive Retirement Plan(12)	42,761		42,761		61,088		42,761
Accrued Vacation	1,193		1,193		1,193		1,193
Perquisites	—		—		31,674	(13)	—

(1)	The amounts shown reflect a payment of 200% of the executive’s annual base compensation in effect at the time of the change in control if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement.
(2)	The amounts shown reflect a payment of 200% of the highest annual incentive amount the executive would have been eligible to receive during 2013 if either the executive’s employment would have been terminated without cause or the executive would have terminated his employment with cause within 24 months following a change in control in accordance with the executive’s Change in Control Agreement. Pursuant to the Home Office Incentive Plan, the executive would have also received the maximum cash incentive award payable.
(3)	The amounts shown reflect the cash incentive amount that would have been awarded under the Home Office Incentive Plan, based on the attainment of the performance goals during 2013 for each of Messrs. Prater, Lewis and Threadgill.

(4)	The amounts shown reflect the value of the shares of our common stock underlying the unvested options granted in 2012 that would have become vested and exercisable in accordance with the terms of the Long-Term Equity Incentive Plan, based on a market value of $25.42 per share as of December 31, 2013. This would have resulted in the vesting of 10,000 shares of common stock for Mr. Prater, 16,667 shares of common stock for Mr. Lewis and 10,000 shares of common stock for Mr. Threadgill. The amounts shown would have been realized upon a change in control, irrespective of termination of the executive’s employment.
(5)	The amounts shown reflect the market value on December 31, 2013 of 15,000 shares of restricted stock for Mr. Prater, 10,000 shares of restricted stock for Mr. Lewis and 10,000 shares of restricted stock for Mr. Threadgill that would have become fully vested upon the termination of the executive’s employment for any reason other than cause following a change in control.
(6)	The amounts shown reflect the market value on December 31, 2013 of 2,213 shares of restricted stock for Mr. Prater, 1,475 shares of restricted stock for Mr. Lewis and 1,475 shares of restricted stock for Mr. Threadgill that would have become fully vested upon the executive’s death or disability, which represents vesting on a pro rata basis of unvested restricted stock at December 31, 2013.
(7)	The amounts shown in connection with retirement or as a result of death or disability reflect the market value on December 31, 2013 of performance shares granted in 2011 and 2012. The performance shares granted in 2011 would have been earned at the 56% level at December 31, 2013 upon retirement, death or disability because the performance goals were actually attained at that level for the performance period of 2011 through 2012. This would have resulted in the vesting of 2,520 performance shares for Mr. Prater, 4,200 performance shares for Mr. Lewis and 2,520 shares for Mr. Threadgill. The performance shares granted in 2012 would have been earned at the 148% level at December 31, 2013 upon retirement, death or disability because the performance goals were actually attained at that level for the performance period of 2012 through 2013. This would have resulted in the vesting of 6,660 performance shares for Mr. Prater, 11,100 performance shares for Mr. Lewis and 6,660 shares for Mr. Threadgill. For the performance shares granted in 2013, the performance period of 2013 through 2014 was not completed and no shares would have been earned on December 31, 2013. If, following December 31, 2014, performance goals had been satisfied, the amount that would be earned upon retirement, death or disability would be based on actual performance on December 31, 2013 pursuant to a performance matrix set forth in the award agreement times a fraction, the number of which is the number of months from the beginning of the performance period to the last day of the month in which the participant’s employment was terminated (not exceeding 24) and the denominator of which is 24. Based on the terms of the awards, because Messrs. Prater, Lewis and Threadgill have not reached age 65, none of the performance shares granted to them in 2011 and 2012 would have vested upon retirement.
(8)	The amounts shown in connection with a change in control reflect the market value on December 31, 2013 of performance shares granted in 2011, 2012 and 2013. The performance shares granted in 2011 would have been deemed to be earned at the “target” level at December 31, 2013 upon a change in control even though the performance goals were not actually attained at the target level. The performance shares granted in 2012 would have been deemed to be earned at the 148% level at December 31, 2013 upon a change in control even though the holding periods for the shares had not been satisfied because the performance goals were actually attained at that level for the performance period of 2012 through 2013. The performance shares granted in 2013 would have been deemed to be earned at the “target” level at December 31, 2013 upon a change in control even though the performance goals were not actually attained and the holding periods for the shares had not been satisfied. This would have resulted in the vesting of 16,660 performance shares for Mr. Prater, 26,100 performance shares for Mr. Lewis and 15,660 shares for Mr. Threadgill.
(9)	The amounts shown reflect the premiums for medical, disability and life insurance benefits that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.
(10)	The amount shown reflects the proceeds from a life insurance policy that we purchased and maintain on behalf of the executive, offset by our cost in providing the benefit, upon death prior to separation of service.
(11)	Mr. Prater would have received a lump sum payment of his cash balance benefit of $11,078 payable as of January 1, 2014.
(12)	The amounts shown reflect an annuity that would have been payable as of January 1, 2014 for ten years pursuant to the Supplemental Executive Retirement Plan. The benefit is reduced if retirement occurs before age 65.
(13)	The amounts shown reflect general and executive fringe benefits offered to similarly situated executives including, without limitation, automobile allowance, annual physical examination and civic and country club dues that would have been provided for a 24-month period in accordance with the executive’s Change in Control Agreement.
(14)	Mr. Lewis would have received a lump sum payment of $41,695 payable as of December 31, 2013 plus a life annuity of $32,952 per year payable as of January 1, 2013.
(15)	Upon Mr. Lewis’s death, his beneficiary would have received a lump sum payment of $42,472 payable as of December 31, 2013 plus a life annuity of $32,952 per year payable as of January 1, 2014. Upon disability, Mr. Lewis would have received a life annuity of $40,317 per year payable as of August 1, 2015.
(16)	The amount shown reflects the lump sum value of an annual installment for 15 years (payable $4,000 monthly) due upon Mr. Lewis’s death to his beneficiary. Upon Mr. Lewis’s disability, the installment payment ($4,000 monthly) would only be made until he attained age 65 in July 2014. No payments would be made upon a change of control or any other termination of employment.
(17)	Mr. Threadgill would have received a life annuity of $33,992 per year payable as of January 1, 2014.
(18)	Upon Mr. Threadgill’s death, his beneficiary would have received a life annuity of $29,267 per year payable as of January 1, 2014. Upon disability, Mr. Threadgill would have received a life annuity of $33,992 per year payable as of November 1, 2019.

We maintain certain compensatory arrangements that are intended to provide payments to the Named Executive Officers upon their resignation or retirement. These include the Retirement Plan, the Restoration Plan, the Supplemental Executive Retirement Plan and the 401(k) Profit-Sharing Plan, which are described in the sections above entitled “– Pension Benefits” and “COMPENSATION DISCUSSION AND ANALYSIS – Retirement Benefits.” We also maintain the Deferred Compensation Plan, which permits Named Executive Officers to elect to defer a portion of their compensation to retirement or termination of employment. Under certain circumstances, the compensatory arrangements described in the following paragraphs also provide payments or benefits upon resignation, retirement or termination of employment. The present value of the accumulated benefit that each of the Named Executive Officers would have received under the Retirement Plan upon retirement at December 31, 2013 is set forth in the section above entitled “– Pension Benefits.”

Equity awards are generally forfeited upon an executive’s termination of employment but become fully vested in the event of an executive’s approved retirement, death or disability. All unexercisable options granted under our stock option plans, including options granted to the Named Executive Officers, become exercisable immediately if we undergo a change in control. Under the Amended and Restated Executive Performance Incentive Plan and the Home Office Incentive Plan as in effect on December 31, 2013, if we experience a change in control, all participants will receive the maximum cash incentive award payable regardless of whether the applicable performance goals have been attained. This payment will be made as soon as practicable following the change in control.

All equity incentives granted under our stock incentive plans, including those granted to the Named Executive Officers, become vested and/or exercisable immediately if we undergo a change in control. Under the Amended and Restated Executive Performance Incentive Plan, if we experience a change in control, all participants will receive the maximum amount payable under the incentive award. This incentive compensation will be paid as soon as practicable following the change in control. No tax gross-ups for cash incentive awards are provided under the Amended and Restated Executive Performance Incentive Plan.

We implemented Change in Control Agreements with certain of our executive officers in 1999 at a time when “golden parachute” agreements were common in the marketplace to protect executives in the wave of consolidation in the banking industry. Common speculation at that time suggested that we were a potential takeover target. We have consistently been conservative in our compensation philosophy and, at that time, we had no change-in-control protections for key management. In general, we believed at that time and continue to believe that the relatively modest payouts and “double-trigger” feature of the agreements were and are appropriate to provide economic protection to the executives who would be most vulnerable in a change in control without unduly diminishing the return that would be provided to shareholders. The Change in Control Agreements do not provide “walk-away” rights. The Executive Compensation and Stock Incentive Committee believes that the Change in Control Agreements are still needed to address a business contingency, and takes such arrangements into consideration in its compensation philosophy. For more information about the Change in Control Agreements, see the section above entitled “COMPENSATION DISCUSSION AND ANALYSIS – Employment Agreements and Change in Control Arrangements – Change in Control Agreements.”

In November 2012, we entered into a Change in Control Agreement with Mr. Rollins in connection with his recruitment and appointment as our Chief Executive Officer. His agreement has several terms that differ slightly from the Change in Control Agreements with our other executive officers, and his Change in Control Agreement will not become effective unless and until his Employment Agreement (which has a term of three years) expires, provided that he continues to be employed by us following such expiration. Mr. Rollins’ Employment Agreement includes change in control provisions that will apply in the event a change in control occurs during its term.

The Change in Control Agreements with each of the Named Executive Officers other than Mr. Rollins provide certain benefits in the event that we experience a change in control and we terminate the officer’s employment without cause, or the officer resigns for cause within 24 months after the change in control. All cash benefits payable under the agreements will be paid in a single lump sum within ten days following the date of termination. In the Change in Control Agreements with the Named Executive Officers other than Mr. Rollins, a “change in control” is generally defined to mean a transaction in which any of the following has occurred:

•	Any person or group becoming the beneficial owner, directly or indirectly, of 25% or more of our outstanding voting securities;

•	During any period of two consecutive years, a change in a majority of our Board of Directors (however, new directors who were approved by a two-thirds vote of the directors still in office who either were directors at the beginning of the period or were so approved by the Board of Directors do not count toward the change in a majority);

•	Approval by our shareholders of a merger or consolidation of BancorpSouth with any other corporation, other than a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction representing more than 65% of the total voting power represented by our voting securities or the surviving entity outstanding immediately after the merger or consolidation; or

•	Approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Mr. Rollins’ Employment Agreement provides no additional rights to Mr. Rollins if a change in control occurs during the first two years of his employment. For a change in control that occurs thereafter, Mr. Rollins would receive no benefits or payments unless his employment is terminated without cause or he resigns for good reason within 12 months following the change in control. A “change in control” is generally defined in his Employment Agreement to mean a transaction in which any of the following has occurred:

•	A merger, acquisition or consolidation of BancorpSouth or BancorpSouth Bank with any other corporation in which such corporation immediately after the transaction owns more than 50% of the outstanding voting securities or the fair market value of BancorpSouth or BancorpSouth Bank immediately prior to the transaction;

•	Any person or group becoming the beneficial owner, directly or indirectly, of 30% or more of our outstanding voting securities;

•	A majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board of Directors before the date of the appointment or election; or

•	Any person or group generally acquires our assets that have a gross fair market value equal to 40% or more of the fair market value of our total assets.

The amount of benefits payable under the Change in Control Agreements to Mr. Kelley is 300% of the aggregate amount of annual base compensation plus the highest annual incentive award that the executive would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 36 months and, if the executive is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse the executive for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the executive as a result of any reimbursements for Section 280G excise taxes.

The amount of benefits payable under the agreements to Messrs. Lewis, Prater and Threadgill is 200% of the aggregate amount of annual base compensation plus the highest annual incentive award that the executive would otherwise be entitled to receive in the year that the change in control occurs. In addition, all insurance and fringe benefits that are offered to similarly situated employees immediately prior to the change in control will be provided for a period of 24 months and, if the executive is subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, we will reimburse the executive for all excise taxes that are imposed under Section 280G and any income and excise taxes payable by the executive as a result of any reimbursements for Section 280G excise taxes.

Pursuant to his Employment Agreement, Mr. Rollins would not receive a “tax gross up” or similar payment in the event that he incurs an excise tax under Section 4999 of the Internal Revenue Code. Instead, payments and benefits upon a change in control would be reduced in the event that the aggregate change in control payments would result in a “parachute payment,” as defined in Sections 280G and 4999 of the Internal Revenue Code. This reduction would not apply, however, in the event that the aggregate payments due upon the change in control, net of the excise tax under Section 4999 of the Internal Revenue Code, would be greater than the aggregate payments received after applying the reduction.

DIRECTOR COMPENSATION

The following table provides information with respect to non-employee director compensation for the fiscal year ended December 31, 2013:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Gus J. Blass III	$41,997	$7,760	$—	$—	$—	$—	$49,757
James E. Campbell III*	57,997	7,760	—	—	—	—	65,757
Albert C. Clark(5)*	56,997	7,760	—	—	—	—	64,757
Grace Clark(6)	44,997	7,760	—	—	—	—	52,757
Hassell H. Franklin**	85,669	7,760	—	—	—	—	93,429
W. G. Holliman, Jr.**	86,667	7,760	—	—	—	—	94,427
Warren A. Hood, Jr.	49,002	7,760	—	—	—	—	56,762
Keith J. Jackson	47,502	7,760	—	—	—	—	55,262
Larry G. Kirk**	62,750	7,760	—	—	—	—	70,510
Turner O. Lashlee	70,917	7,760	—	—	—	—	78,677
Guy W. Mitchell III**	58,537	7,760	—	—	—	—	66,297
Robert C. Nolan	64,917	7,760	—	—	—	—	72,677
W. Cal Partee, Jr.	48,252	7,760	—	—	—	—	56,012
Aubrey B. Patterson(7)**	78,830	7,760	—	—	—	—	86,590
Alan W. Perry	44,997	7,760	—	—	—	—	52,757
Thomas H. Turner(8)	—	—	—	—	—	—	—

*	Serves as Chair of a committee of the Board of Directors of BancorpSouth Bank.
**	Serves as Chair of a committee of the Board of Directors of BancorpSouth.
(1)	Messrs. Rollins and Kelley, who are also our employees, did not receive compensation for serving as members of the Board of Directors.
(2)	Our directors are required to take at least 50% of the fees payable to them for their service as directors (annual retainers and meeting attendance fees) in the form of our common stock. A director may, however, elect to take a larger percentage of his or her fees in our common stock. Payments in stock are valued at the market price on the date the fee is paid. Further, certain of our directors (Messrs. Clark, Franklin, Holliman, Kirk and Perry) have elected under our Deferred Directors’ Fee Unfunded Plan to defer receipt of all or a portion of the cash fees to which they are entitled until such time as they cease to be directors.

For 2013, the directors received the following aggregate number of shares of our common stock with respect to fees payable for their service as directors:

Name	Number of Shares	Aggregate Grant Date Fair Value†
Gus J. Blass III	2,157	$41,997
James E. Campbell III	3,041	57,997
Albert C. Clark	1,497	28,499
Grace Clark	1,165	22,499
Hassell H. Franklin	2,235	42,835
W. G. Holliman, Jr.	2,292	43,334
Warren A. Hood, Jr.	2,527	49,002
Keith J. Jackson	2,439	47,502
Larry G. Kirk	1,635	31,375
Turner O. Lashlee	1,878	35,459
Guy W. Mitchell III	1,516	29,269
Robert C. Nolan	1,676	32,459
W. Cal Partee, Jr.	2,492	48,252
Aubrey B. Patterson	2,350	47,298
Alan W. Perry	1,165	22,499
Thomas H. Turner	—	—

†	Reflects the aggregate grant date fair value of stock received on each of April 1, 2013, July 1, 2013, October 1, 2013 and January 2, 2014, computed in accordance with FASB ASC Topic 718, for fees earned in 2013.

(3)	Reflects the aggregate grant date fair value of restricted stock unit awards granted on May 1, 2013 pursuant to the terms of our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, computed in accordance with FASB ASC Topic 718. The shares of our common stock will vest on the date of the annual meeting of shareholders.
(4)	No options were granted to non-employee directors during 2013. As of December 31, 2013, the aggregate number of shares of our common stock underlying outstanding options was as follows:

Name	Number of Securities Underlying Outstanding Option Awards
	(Exercisable)	(Unexercisable)
Gus J. Blass III	—	—
James E. Campbell III	—	—
Albert C. Clark	—	—
Grace Clark	—	—
Hassell H. Franklin	14,400	—
W. G. Holliman, Jr.	14,400	—
Warren A. Hood, Jr.	—	—
Keith J. Jackson	—	—
Larry G. Kirk	14,400	—
Turner O. Lashlee	14,400	—
Guy W. Mitchell III	14,400	—
Robert C. Nolan	14,400	—
W. Cal Partee, Jr.	14,400	—
Aubrey B. Patterson	329,965	—
Alan W. Perry	14,400	—
Thomas H. Turner	—	—

(5)	Mr. Clark, who serves as Chair of a committee of the Board of Directors of BancorpSouth Bank, will not stand for re-election to the Board of Directors at the annual meeting of shareholders.
(6)	Ms. Clark tendered her resignation from the Board of Directors on March 20, 2014.
(7)	Mr. Patterson will not stand for re-election to the Board of Directors at the annual meeting of shareholders.
(8)	Mr. Turner was appointed to the Board of Directors, effective as of December 20, 2013.

Each of our directors also currently serves on the Board of Directors of BancorpSouth Bank. Our directors receive the following compensation for their service:

•	An annual retainer of $38,000 for serving on both our Board of Directors and the Board of Directors of BancorpSouth Bank;

•	The Chairman of the Board receives an additional annual retainer of $50,000;

•	The Lead Director receives an additional annual retainer of $15,000;

•	Members of the Executive Committee receive an annual retainer of $10,000;

•	Members of the Audit Committee receive an annual retainer of $12,000;

•	Members of other standing committees of either board of directors receive an annual retainer of $6,000;

•	Chairmen of standing or special committees of either board of directors, other than the Audit Committee and Risk Management Committee, receive an additional annual retainer of $3,000;

•	The Chairman of the Audit Committee receives an additional annual retainer of $10,000; and

•	The Chairman of the Risk Management Committee receives and additional annual retainer of $7,500.

Directors are also reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

Each of our non-employee directors is eligible to participate in our 1995 Non-Qualified Stock Option Plan for Non-Employee Directors. The 1995 Non-Qualified Stock Option Plan is administered by the Nominating and

Corporate Governance Committee, which may not deviate from the express annual awards provided for in the plan. In 2013, the Executive Compensation and Stock Incentive Committee amended this plan to prohibit option repricing without shareholder approval and to clarify certain language regarding vesting periods and performance conditions for awards granted under the plan. A total of 964,000 shares of common stock are currently reserved for issuance under the 1995 Non-Qualified Stock Option Plan. As of January 31, 2014, options to purchase 544,746 shares of common stock and 38,000 restricted stock units have been granted under this plan. Of these awards, options to purchase 275,946 shares have been exercised and 30,000 restricted stock units have vested, and options to purchase 124,800 shares and 500 restricted stock units have been forfeited.

Prior to 2008, the 1995 Non-Qualified Stock Option Plan automatically granted options to purchase 3,600 shares of our common stock to non-employee directors on May 1 of each year. In 2008, shareholders approved an amendment to the 1995 Non-Qualified Stock Option Plan that, among other things, provides for the grant of restricted stock units. A restricted stock unit is the right to receive stock (but not dividends) on a future vesting date. Under the plan, restricted stock units will vest on the date of the first annual meeting of shareholders that follows the date of the award. As a result of the 2008 amendment to the 1995 Non-Qualified Stock Option Plan, the Nominating and Corporate Governance Committee has the discretion to grant non-qualified stock options, restricted stock and restricted stock units to our non-employee directors. On May 1, 2013, the Nominating and Corporate Governance Committee granted 500 restricted stock units to each of our non-employee directors pursuant to the 1995 Non-Qualified Stock Option Plan, and the shares of our common stock will vest on the date of the annual meeting of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has not selected an independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. KPMG LLP provided audit services to us for the year ended December 31, 2013. We anticipate that representatives of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement, if they determine to do so, and will be available to respond to appropriate questions at that time. In addition to providing audit services for the year ended December 31, 2013, KPMG LLP performed various other services for us. The aggregate fees billed for the services provided to us by KPMG LLP for the years ended December 31, 2012 and December 31, 2013 were as follows:

	2013	2012
Audit Fees(1)	$942,000	$949,500
Audit-Related Fees(2)	51,000	51,000
Tax Fees(3)	—	6,000
All Other Fees	—	—

Total	$993,000	$1,006,500

(1)	The Audit Fees for the years ended December 31, 2013 and 2012 represent the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal control over financial reporting, and for services that are normally provided by KPMG LLP in connection with regulatory filings or engagements.
(2)	The Audit-Related Fees for the years ended December 31, 2013 and 2012 consisted principally of fees for audits of financial statements of certain employee benefit plans.
(3)	The Tax Fees for the year ended December 31, 2012 represent the aggregate fees billed to us by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning.

All audit and non-audit services performed by our auditor must be pre-approved by the Audit Committee. The Audit Committee specifically reviews and pre-approves each audit and non-audit service provided by our auditor prior to its engagement to perform such services. The Audit Committee has not adopted any other pre-approval policies or procedures.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of four directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange. The Audit Committee held 12 meetings in 2013. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent registered public accounting firm. During 2013, the Audit Committee held discussions with the internal auditors and BancorpSouth’s independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.

The role and responsibilities of the Audit Committee are set forth in the charter adopted by the Board of Directors, a copy of which is available on BancorpSouth’s website at www.bancorpsouth.com on the Investor Relations webpage under the caption “Corporate Information – Committee Charting.” In fulfilling its responsibilities, the Audit Committee:

•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2013 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2013 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, both with and without management present; and

•	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence.

Based on the Audit Committee’s review and discussions as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2013 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee:

Larry G. Kirk (Chairman)
W.G. Holliman, Jr.
Warren A. Hood, Jr.
W. Cal Partee, Jr.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT

The Executive Compensation and Stock Incentive Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on such review and discussions, the Executive Compensation and Stock Incentive Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2013.

Executive Compensation and Stock Incentive Committee:

W.G. Holliman, Jr. (Chairman)
James E. Campbell III
Hassell H. Franklin
Robert C. Nolan

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BancorpSouth Bank conducts banking transactions in the ordinary course of business with our officers and directors and their associates, affiliates and family members. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit us from making personal loans to our executive officers and directors, it permits BancorpSouth Bank to make loans to our executive officers and directors so long as such loans are on non-preferential terms. During the year ended December 31, 2013, BancorpSouth Bank made loans to our executive officers, directors and their family members that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to BancorpSouth Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to its charter and the Related Person Transaction Policy approved by our Board of Directors, the Nominating and Corporate Governance Committee reviews and approves in advance all “related person” transactions between BancorpSouth or BancorpSouth Bank and any of their “related persons” or affiliates, or transactions in which any of such persons directly or indirectly is interested or benefitted. If advance approval of a related person transaction by the Nominating and Corporate Governance Committee is not practicable, then the related person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In accordance with the Related Person Transaction Policy, no director is permitted to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the related person transaction to the Nominating and Corporate Governance Committee.

Pursuant to the Related Person Transaction Policy, the Board of Directors has delegated to the Chairman of the Nominating and Corporate Governance Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $100,000. In addition, the policy enumerates certain related person transactions that are deemed to be pre-approved or ratified, as applicable, by the committee.

The Board of Directors ratified the following transactions with related persons that occurred during 2013 in accordance with the terms of the Related Person Transaction Policy:

•	Clayton H. Patterson, the son of Chairman Aubrey B. Patterson, was employed by BancorpSouth Bank as a Senior Vice President during 2013; and

•	James Kevin Martin, the son-in-law of Chairman Aubrey B. Patterson, was employed as an Administration Officer for Network Services of BancorpSouth Bank in 2013.

During 2013, each of Messrs. Patterson and Martin was paid an aggregate amount of compensation and received other benefits comparable to those received by employees having similar positions. The compensation of each was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

GENERAL INFORMATION

Counting of Votes

All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be voted on by ballot. Inspectors of election will be appointed to, among other things:

•	Determine the number of shares of our common stock outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

•	Receive votes on ballots;

•	Hear and determine all challenges and questions in any way arising in connection with the right to count and tabulate all votes; and

•	Determine the voting results.

Each proposal presented herein to be voted on at the annual meeting must be approved by the vote described under such proposal. The inspectors of election will treat shares represented by properly submitted proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Inspectors of election will not count broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are shares held of record by brokers or nominees as to which voting instructions have not been received from the beneficial owner with respect to any proposal that does not relate to a “routine” matter. Because neither the election of directors nor the advisory vote on the compensation of our Named Executive Officers is a “routine” matter, if shares are held in “street name” through a broker or other holder of record and the beneficial holder does not indicate how to vote on either of these matters, the record holder will not vote the beneficial holder’s shares on those matters.

Abstentions and broker non-votes do not constitute a vote “for” or “against” and will be disregarded in the calculation of both a plurality and “votes cast.” Therefore, neither abstentions nor broker non-votes will have any effect on either of the proposals presented in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms and certain other forms that they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports timely as required for 2013. Based solely upon a review of the applicable filings on the SEC’s EDGAR website, copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2013.

Shareholder Nominations and Proposals

Shareholders who would like to recommend director nominees or make a proposal for consideration at the 2015 annual meeting of shareholders should submit the nomination or proposal, along with proof of ownership of our common stock in accordance with Rule 14a-8(b)(2) promulgated under the Securities Exchange Act of 1934, as amended, in writing and mailed to the Corporate Secretary at the address listed below. We must receive all such nominations and proposals not later than November 21, 2014 in order for the nomination or proposal to be included in our proxy statement. Shareholder nominations and proposals submitted after November 21, 2014 but before December 22, 2014, will not be included in our proxy statement, but may be included in the agenda for our 2015 annual meeting if submitted to our Corporate Secretary at the address listed below and if such nomination or proposal includes:

•	The name and address of the shareholder;

•	The class and number of shares of common stock held of record and beneficially owned by such shareholder;

•	The name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of common stock are registered on our stock transfer books;

•	A representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	A brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders;

•	Any personal or other material interest of the shareholder in the business to be submitted;

•	As to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	All other information relating to the nomination or proposed business that may be required to be disclosed under applicable law.

In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded and, upon the instructions of the presiding officer of the annual meeting, all votes cast for each such nominee and any such proposal will be disregarded.

The individuals named as proxies on the proxy card for our 2015 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our proxy statement for the 2015 annual meeting, unless we receive notice of the matter to be proposed not earlier than November 21, 2014 nor later than December 22, 2014 and in accordance with the requirements listed above. These dates assume a mailing date for this Proxy Statement of March 21, 2014. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of the proposal and how the proxies intend to exercise their discretion to vote on these matters, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials and Annual Reports

The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call 1-800-368-5948 or send a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-368-5948 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our 2013 Annual Report to Shareholders are available at www.bancorpsouth.com/proxy. If you wish to attend the annual meeting and need directions, please call us at 1-888-797-7711.

Miscellaneous

We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone. We may also engage a proxy solicitation firm to assist us in our solicitation efforts, if necessary or desirable to assure the presence of a quorum at the annual meeting, although no such firm has been engaged as of the date of this Proxy Statement.

Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect to such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.

A copy of our 2013 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013 will be furnished without charge to any shareholder who requests such report by sending a written request to:

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

Attention: Corporate Secretary

A copy of our Annual Report Form 10-K for the year ended December 31, 2013 may also be obtained without charge on our website at www.bancorpsouth.com on our Investor Relations webpage under the caption “SEC Filings – Documents” and through the SEC’s website at www.sec.gov.

BANCORPSOUTH, INC.

JAMES D. ROLLINS III
Chief Executive Officer

March 21, 2014

BANCORPSOUTH, INC. — ANNUAL MEETING, APRIL 23, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available online at:

www.cfpproxy.com/6344

You can vote in one of three ways:

1.	Call toll-free 1-855-652-7335.

or

2.	Via the Internet at https://www.rtcoproxy.com/bxs and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2014

9:00 a.m. (Central Time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Gus J. Blass III, Larry G. Kirk, and Guy W. Mitchell III, or any of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of BancorpSouth, Inc. (the “Company”), to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi on Wednesday, April 23, 2014, at 9:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all nominees and Proposal 2 and in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

7548

z	REVOCABLE PROXY BancorpSouth, Inc.	{

YOUR VOTE IS IMPORTANT! PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote: 1. By Telephone (using a Touch-Tone Phone); or 2. By Internet; or 3. By Mail.

To Vote by Telephone: Call 1-855-652-7335 Toll-Free on a Touch-Tone Phone anytime prior to 2 a.m., April 23, 2014.
To Vote by Internet: Go to https://www.rtcoproxy.com/bxs prior to 2 a.m., April 23, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

	SEC rules permit us to send you a notice that proxy materials are available on a publicly accessible website instead of mailing you a complete set of materials. These rules would enable us to make the proxy materials available to you on a more timely basis, as well as save us the cost of printing and mailing the complete set of documents to your home or business. Please check the box to the right if you would be willing to access future proxy materials via the Internet in this fashion.	☐

	Mark here for address change.	☐

Annual Meeting Materials are available at: http://www.cfpproxy.com/6344

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

For All	With- hold	For All Except		For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES AND PROPOSAL 2. ☐	☐	☐	2. To approve an advisory vote on the compensation of our named executive officers.	☐	☐	☐
1. Election of Directors
(01) W. G. Holliman, Jr. (04) Alan W. Perry
(02) Warren A. Hood, Jr. (05) Thomas H. Turner
(03) Turner O. Lashlee
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write any such nominee’s name in the space provided below.

Please be sure to date and sign this proxy card in the box below.
Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

x	y

BANCORPSOUTH, INC. — ANNUAL MEETING, APRIL 23, 2014

YOUR VOTE IS IMPORTANT!

Annual Meeting materials are available online at:

www.cfpproxy.com/6344

You can vote in one of three ways:

1.	Call toll-free 1-855-652-7335.

or

2.	Via the Internet at https://www.rtcoproxy.com/bxs and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2014

9:00 a.m. (Central Time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Gus J. Blass III, Larry G. Kirk, and Guy W. Mitchell III, or any of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of BancorpSouth, Inc. (the “Company”), to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi on Wednesday, April 23, 2014, at 9:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all nominees and Proposal 2 and in accordance with the recommendations of the Board of Directors on any other proposal that may properly come before the Annual Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR

COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6344

z	REVOCABLE PROXY BancorpSouth, Inc.	{

YOUR VOTE IS IMPORTANT!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.     By Telephone (using a Touch-Tone Phone); or

2.     By Internet; or

3.     By Mail.

To Vote by Telephone:

Call 1-855-652-7335 Toll-Free on a Touch-Tone

Phone anytime prior to 2 a.m., April 23, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/bxs prior to 2 a.m., April 23, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

	SEC rules permit us to send you a notice that proxy materials are available on a publicly accessible website instead of mailing you a complete set of materials. These rules would enable us to make the proxy materials available to you on a more timely basis, as well as save us the cost of printing and mailing the complete set of documents to your home or business. Please check the box to the right if you would be willing to access future proxy materials via the Internet in this fashion.	☐
	Mark here for address change.	☐

Annual Meeting Materials are available at: http://www.cfpproxy.com/6344

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

	For All	With- hold	For All Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES AND PROPOSAL 2.	☐	☐	☐
1. Election of Directors

(01) W. G. Holliman, Jr.	(04) Alan W. Perry
(02) Warren A. Hood, Jr.	(05) Thomas H. Turner
(03) Turner O. Lashlee

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write any such nominee’s name in the space provided below.

Please be sure to date and sign this proxy card in the box below.
Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

	For	Against	Abstain
2. To approve an advisory vote on the compensation of our named executive officers.	☐	☐	☐

x	y

z	REVOCABLE PROXY BancorpSouth, Inc.	{

ANNUAL MEETING OF SHAREHOLDERS APRIL 23, 2014 9:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The shareholder of record hereby appoints Gus J. Blass III, Larry G. Kirk, and Guy W. Mitchell III, or any of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of BancorpSouth, Inc. (the “Company”), to be held at the BancorpSouth Corporate Headquarters, Fourth Floor Board Room, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi on Wednesday, April 23, 2014, at 9:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

	Mark here for address change.	☐

IMPORTANT ANNUAL MEETING INFORMATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2014.

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:

http://www.cfpproxy.com/6344

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

	For All	With- hold	For All Except
1. Election of Directors	☐	☐	☐

(01) W. G. Holliman, Jr.	(04) Alan W. Perry
(02) Warren A. Hood, Jr.	(05) Thomas H. Turner
(03) Turner O. Lashlee

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write any such nominee’s name in the space provided below.

Please be sure to date and sign this proxy card in the box below.
Date

Sign above	Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

	For	Against	Abstain
2. To approve an advisory vote on the compensation of our named executive officers.	☐	☐	☐

x	6344 y